UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Commission File No. 0-20572

PATTERSON COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PATTERSON COMPANIES, INC.

1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

August 5, 2014

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Patterson Companies, Inc. to be held at the Patterson Technology Center, 1201 Althoff Drive, Effingham, Illinois 62401, on Monday, September 8, 2014, at 4:30 p.m. local time.

At the meeting you will be asked to vote for the election of five directors, to approve our 2014 Sharesave Plan, to vote upon an advisory proposal concerning our executive compensation program, and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2015. I encourage you to vote for the nominees for director, for the above-referenced plan, for advisory approval of our executive compensation program, and for ratification of the appointment of Ernst & Young LLP.

Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope, or follow the telephone or Internet voting instructions that appear on the enclosed proxy card.

Very truly yours,

PATTERSON COMPANIES, INC.

Scott P. Anderson

President, Chief Executive Officer and

Chairman of the Board

PATTERSON COMPANIES, INC.

1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

NOTICE

OF

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

SEPTEMBER 8, 2014

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Patterson Companies, Inc., a Minnesota corporation, will be held at the Patterson Technology Center, 1201 Althoff Drive, Effingham, Illinois 62401, on Monday, September 8, 2014, at 4:30 p.m. central time, or any adjournment or postponement thereof, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect five directors to have terms expiring in 2015, and until their successors shall be elected and duly qualified;

2.	To approve our 2014 Sharesave Plan;

3.	To consider and vote upon an advisory proposal concerning our executive compensation program;

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2015; and

5.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on July 11, 2014 are entitled to notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States, or follow the telephone or Internet voting instructions that appear on the enclosed proxy card. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jonelle R. Burnham

Secretary

St. Paul, Minnesota

August 5, 2014

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on September 8, 2014

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are furnishing our proxy materials on the Internet. “Proxy materials” means this proxy statement, our 2014 Annual Report and any amendments or updates to these documents. Our proxy materials are available on the Internet to the general public at https://materials.proxyvote.com/703395.

i

PATTERSON COMPANIES, INC.

1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

SEPTEMBER 8, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished by the Board of Directors of Patterson Companies, Inc. and contains information relating to the annual meeting of shareholders to be held on Monday, September 8, 2014, beginning at 4:30 p.m. central time, at the Patterson Technology Center, 1201 Althoff Drive, Effingham, Illinois 62401. This proxy statement and accompanying proxy card are being distributed on or about August 5, 2014.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will vote on the following items of business:

1.	The election of five directors to have terms expiring in 2015, and until their successors shall be elected and duly qualified;

2.	Approval of our 2014 Sharesave Plan;

3.	Advisory approval of our executive compensation program; and

4.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2015.

Shareholders will also vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

•	FOR election of each of the nominees for director (see Proposal No. 1);

•	FOR approval of our 2014 Sharesave Plan (see Proposal No. 2);

•	FOR advisory approval of our executive compensation program (see Proposal No. 3); and

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2015 (see Proposal No. 4).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

As of July 11, 2014, the record date for the meeting, we had 103,341,632 shares of common stock outstanding and approximately 2,114 shareholders of record. Each share of our common stock outstanding on the record date is entitled to one vote on each item being voted on at the meeting. You can vote all the shares that you owned on the record date. These shares include (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee. Shareholders do not have the right to cumulate votes in the election of directors.

Does the way in which I hold my shares affect how I submit my vote?

Yes. Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the shareholder of record, and we are sending these proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holders or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.    If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who can attend the annual meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to July 11, 2014, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. Registration and seating will begin at 4:15 p.m. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the shareholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the votes are cast at the meeting by (1) delivering a written notice of your revocation to our Corporate Secretary at our principal executive office, (2) executing and delivering a later dated proxy, or (3) appearing in person at the meeting, filing a written notice of revocation with our Corporate Secretary and voting in person the shares to which the proxy relates. Any written notice or later dated proxy should be delivered to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Jonelle R. Burnham, or hand-delivered to Ms. Burnham before the vote at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

Proposal No. 1.    Assuming the presence of a quorum, election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. For additional information, please see “How does the director resignation policy work?” below.

Proposal Nos. 2, 3 and 4.    Assuming the presence of a quorum, the affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on the item at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, will be required for approval of each of these proposals. Abstentions will be considered shares entitled to vote in the tabulation of votes cast and will have the same effect as negative votes on each of these proposals.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a proposal has been approved.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return each proxy card that you receive in order to ensure that all of your shares are voted.

How can I vote on each of the proposals?

With respect to the first proposal, you may vote FOR the nominees, or your vote may be WITHHELD with respect to one or more nominees. With respect to each of the second, third and fourth proposals, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

Each of your shares will be voted according to your directions on the proxy card. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our Board of Directors (FOR election of the nominees for director named in the proxy statement, FOR approval of our 2014 Sharesave Plan, FOR advisory approval of our executive compensation program, and FOR ratification of the appointment of independent auditors).

How does the director resignation policy work?

Pursuant to our Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who fails to receive the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote at the meeting shall, promptly following certification of the shareholder vote, offer his or her resignation to our Governance and Nominating Committee. The resignation offer shall be in writing and shall be an irrevocable resignation offer pending acceptance or rejection by our Board of Directors following its receipt of the recommendation of our Governance and Nominating Committee. We will promptly disclose to the public each such resignation and decision by our Board.

Who will count the proxy votes?

All votes will be tabulated by Broadridge Financial Services as the inspector of election for the meeting. Such firm will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, either of the proxy holders, Scott P. Anderson or R. Stephen Armstrong, or his nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the persons named as proxy holders may vote your proxy for another candidate nominated by our Board of Directors.

Who is paying for this proxy solicitation?

We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and other employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Because we are in the process of phasing-out our classified Board of Directors, it currently remains divided into two classes. As part of this phase-out, John D. Buck, Jody H. Feragen, Sarena S. Lin, Neil A. Schrimsher and Les C. Vinney, directors whose terms expire in 2014, have been nominated for election to a one-year term expiring in 2015 and until their successors are elected and duly qualified. Andre B. Lacy, whose term expires in 2014, has decided not to run for re-election. There are four other directors whose terms of office expire in 2015. Therefore, following our 2014 Annual Meeting and assuming the five nominees are re-elected, our Board will consist of one class, namely nine directors whose terms will expire in 2015. There are no family relationships between any director or officer.

It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees, except for those proxies that withhold such authority. As noted above, shareholders do not have cumulative voting rights with respect to the election of directors, and proxies cannot be voted for a greater number of directors than the number of nominees. If any nominee shall be unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such other person as the proxies shall, in their discretion, determine. We have no reason to believe that any nominee will not be a candidate or will be unable to serve.

Set forth below is certain information concerning the nominees for election as director and the four directors whose terms of office do not expire in 2014.

Name	Age	Principal Occupation	Position with Patterson	Director Since
Scott P. Anderson	47	President, Chief Executive Officer and Chairman of Patterson Companies, Inc.	President, Chief Executive Officer and Chairman	2010

John D. Buck	64	Chief Executive Officer of Whitefish Ventures, LLC	Director	2006

Jody H. Feragen	58	Executive Vice President and Chief Financial Officer of Hormel Foods Corp.	Director	2011

Sarena S. Lin	43	Corporate Vice President, Strategy and Business Development of Cargill, Inc.	Director	2014

Ellen A. Rudnick	63	Executive Director and Clinical Professor at the University of Chicago Booth School of Business	Director	2003

Neil A. Schrimsher	50	President and Chief Executive Officer of Applied Industrial Technologies, Inc.	Director	2014

Harold C. Slavkin	76	Former Professor at the University of Southern California School of Dentistry	Director	2001

Les C. Vinney	65	Former President and Chief Executive Officer of STERIS Corporation	Director	2008

James W. Wiltz	69	Former President and Chief Executive Officer of Patterson Companies, Inc.	Director	2001

Nominees for Election as Director for Terms Expiring at the Annual Meeting in 2015

John D. Buck, age 64, is the principal owner of Whitefish Ventures, LLC, a family investment fund. He has been its Chief Executive Officer since 2000. Mr. Buck was Chief Executive Officer of Medica, the second largest health benefits plan in Minnesota, from February 2002 to May 2003. From 1996 to 2000, he worked for Fingerhut Companies, Inc. with his last assignment as President and Chief Operating Officer, and played an integral role in developing the business services area of the company. Prior to Fingerhut, Mr. Buck was Vice President of Administration at Alliant Techsystems, a leading supplier of aerospace and defense technologies. Prior to that, Mr. Buck spent 21 years at Honeywell, Inc., including a four-year international posting, and most recently serving as Vice President of Administration. Mr. Buck is Chairman of the Board of Directors of Medica, serves as a director of ValueVision Media, Inc./Shop HQ, and serves on the Board of Trustees of William Mitchell College of Law. He has been one of our directors since December 2006. Mr. Buck, who was elected to a one-year term in 2013, brings financial, strategic and leadership experience, including health benefit plan experience, to our Board.

Jody H. Feragen, age 58, has served as Executive Vice President and Chief Financial Officer of Hormel Foods Corp., a multinational marketer and manufacturer of brand name food and meat products, since November 2010. Ms. Feragen served as Hormel’s Senior Vice President and Chief Financial Officer from January 2007 to October 2010 and Hormel’s Vice President (Finance) and Treasurer from October 2005 to December 2006. She also has served on Hormel’s board of directors since 2007. She has been one of our directors since September 2011. Ms. Feragen, who was elected to a two-year term in 2012, brings extensive experience in public company financial management to our Board.

Sarena S. Lin, age 43, has served as Corporate Vice President, Strategy and Business Development of Cargill, Inc., a global agriculture supply chain player and food producer, since May 2011. From September 1998 to March 2011, Ms. Lin was a Principal at McKinsey & Company, a global management consulting firm, where she was Managing Partner of McKinsey’s Taipei office, as well as the co-founder of McKinsey’s Sourcing Center in Shanghai. Ms. Lin brings global and strategic management expertise to our Board.

Neil A. Schrimsher, age 50, has served as Chief Executive Officer of Applied Industrial Technologies, Inc., one of North America’s largest industrial parts distributors, since October 2011 and was also elected President in August 2013. From January 2010 to August 2011, Mr. Schrimsher was Executive Vice President of Cooper Industries, a global electrical products manufacturer, where he led multiple businesses in Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. Mr. Schrimsher joined Cooper Industries in May 2006 as the President of Cooper Lighting. Mr. Schrimsher’s other experience includes senior leadership positions for Siemens Energy & Automation, part of Siemens AG, the global electronics and electrical engineering company. He began his career at General Electric Company and rose through a succession of positions in GE Lighting. He also has served as a director of Applied Industrial Technologies, Inc. since December 2011. Mr. Schrimsher brings wholesale distribution and executive leadership experience to our Board.

Les C. Vinney, age 65, is the former President and Chief Executive Officer of STERIS Corporation, a leading provider of infection prevention and surgical products and services for the healthcare, pharmaceutical and research markets. He was President and Chief Executive Officer of STERIS Corporation from 2000 to 2007, after which time he served as Senior Advisor to STERIS Corporation until his retirement in 2009. Prior to becoming President and Chief Executive Officer, he was such company’s Senior Vice President, Finance and Operations. He previously held various senior management positions with Goodrich Corporation (formerly B.F. Goodrich), including Chief Financial Officer. Mr. Vinney also serves as a director of Campbell Soup Company. He has been one of our directors since December 2008. Mr. Vinney, who was elected to a three-year term in 2011, brings financial, strategic and industry experience, including experience as an executive officer of a healthcare products company, to our Board.

Directors Whose Terms Expire at the Annual Meeting in 2015

Scott P. Anderson, age 47, was elected the President and Chief Executive Officer of Patterson Companies, Inc. in April 2010, and became our Chairman in April 2013. Mr. Anderson has worked with Patterson since 1993. Prior to June 2006 when he became President of Patterson Dental Supply, Inc., Patterson’s largest business, Mr. Anderson held senior management positions in the dental unit, including Vice President, Sales, and Vice President, Marketing. Mr. Anderson started his career as a territory sales representative in the dental business before becoming national equipment manager, manager of the San Francisco branch and manager of the Minnesota branch, two of Patterson’s largest dental branch offices. Mr. Anderson became one of our directors in June 2010. Mr. Anderson currently serves on the board of directors of the Dental Trade Alliance, the trade association that represents dental manufacturers, distributors and laboratories. He also has served as a director of C.H. Robinson Worldwide, Inc. since January 2012. Mr. Anderson, who was elected to a three-year term in 2012, brings over 20 years of leadership and dental industry experience to our Board.

Ellen A. Rudnick, age 63, has served as Executive Director and Clinical Professor of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago Booth School of Business since March 1999. She served as Chairman of Pacific Biometrics, a medical diagnostics company which she co-founded, from 1993 to 1999; President of HCIA and CEO of Healthcare Knowledge Resources, both healthcare information service companies, from 1990 to 1992; and served in a variety of capacities at Baxter Healthcare from 1975 to 1990, including Corporate Vice President of Baxter Healthcare and President and Founder of Baxter Management Services Division. Ms. Rudnick also served as Founder and Chairman of CEO Advisors, a consulting firm established in 1992. Ms. Rudnick also serves as director of First Midwest Bancorp, Inc., HMS Holdings Corporation and Liberty Mutual Insurance Company. She has been one of our directors since December 2003. Ms. Rudnick, who was elected to a three-year term in 2012, brings experience with small businesses (our customer base), the medical products industry, academia and entrepreneurship to our Board.

Harold C. Slavkin, age 76, was the Dean of the University of Southern California School of Dentistry from August 2000 until his retirement in December 2008. Dr. Slavkin retired as a member of the faculty of the USC School of Dentistry in June 2014. Dr. Slavkin joined USC after serving as the sixth director of the National Institute of Dental and Craniofacial Research, one of the National Institutes of Health. Dr. Slavkin is a member of the Institute of Medicine of the National Academy of Sciences, a Fellow of the American Association for the Advancement of Science, a Fellow of both the American College of Dentistry and the International College of Dentistry, Past-President of the American Association for Dental Research and a member of the International Association for Dental Research. In 1968, Dr. Slavkin joined the faculty of the USC School of Dentistry. He has been one of our directors since December 2001. Dr. Slavkin, who was elected to a three-year term in 2012, brings leadership and dental industry experience, including experience in academia, dental research, government and private dental practice, to our Board.

James W. Wiltz, age 69, served as our President and Chief Executive Officer from May 2005 until his retirement in April 2010. Mr. Wiltz served as our President and Chief Operating Officer from April 2003 through May 2005. He began working with us in September 1969. From 1996 to 2003, Mr. Wiltz served as President of our subsidiary, Patterson Dental Supply, Inc. Since January 2010, Mr. Wiltz has served as a director of HealthEast Care System, a non-profit healthcare provider, and on its finance committee. He has been one of our directors since March 2001. Mr. Wiltz, who was elected to a three-year term in 2012, brings over 40 years of leadership, strategic and industry experience working for Patterson to our Board.

Vote Required

Election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. Our Board of Directors recommends that you vote FOR the election of the nominees listed above.

OUR BOARD OF DIRECTORS AND COMMITTEES

Overview

Our Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company, as provided by Minnesota law. Our Board held six meetings and took action by written consent twice during fiscal year 2014. In addition to meetings of the full Board, directors also attended committee meetings. Each director then in office, except Messrs. Frechette and Reich who did not stand for re-election at our 2013 Annual Meeting, attended at least 75% of all of the meetings of the Board and of those committees on which he or she served.

Our Board is comprised of a majority of independent directors as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. Our Board has affirmatively determined the independence under that rule as to each of our directors who are identified as independent directors in the chart that appears below within the subsection captioned “Committee Overview.” Furthermore, Charles Reich, who as noted above did not stand for re-election at our 2013 Annual Meeting, was an independent director.

The independent members of our Board meet in executive session at each regular meeting of our Board, with no members of management present.

Our company has adopted and published Principles of Business Conduct and Code of Ethics. Our Principles of Business Conduct and Code of Ethics satisfy the requirements of Item 406(b) of Regulation S-K and applicable NASDAQ Marketplace Rules. Our Principles of Business Conduct and Code of Ethics are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. We intend to disclose any amendment to or waiver from a provision of our Principles of Business Conduct and Code of Ethics that requires disclosure on our website at www.pattersoncompanies.com.

Our company also has adopted and published Corporate Governance Guidelines. Our Corporate Governance Guidelines address various governance topics, including the role of our Board of Directors, the composition of our Board and selection of directors, functioning of our Board and its committees, compensation of directors, and conduct and ethics standards for directors. Our Corporate Governance Guidelines are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120, Attention: Investor Relations.

Leadership Structure and Risk Oversight

Our Board of Directors, which elects its Chairman annually by a majority vote, does not have a fixed policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board, and our Board believes that flexibility on this point best serves our company by allowing us to employ a leadership structure that is most appropriate under the circumstances at any given time. Peter L. Frechette retired as Chairman of the Board effective April 27, 2013, and subsequently retired from our Board on September 9, 2013. Effective April 28, 2013, our Board elected our Chief Executive Officer Scott P. Anderson as the new Chairman of the Board. This created a unified leadership structure with Mr. Anderson executing the strategic direction set by our entire Board. We utilize a separate Lead Director to strengthen our corporate governance by counterbalancing any potential conflict of interest arising from having our Chief Executive Officer serve as Chairman of the Board. Our Lead Director, who must have at least one full year of Board service, is elected Lead Director annually by a majority vote and has the responsibilities described below, including chairing our Governance and Nominating Committee. We believe the strength of our independent Lead Director position, as well as the oversight exercised by the independent members of our Board through the work of the committees of our Board discussed below, enables this allocation of responsibilities to provide for strong and dynamic Board leadership. Our Board has the discretion to separate the roles of Chairman and Chief Executive Officer in the future if it deems it advisable and in the best interest of our company to do so.

Our management is primarily responsible for assessing and managing risk, while our Board oversees and reviews certain aspects of our company’s risk management efforts. As part of that oversight, our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company. Throughout the year, our Board provides guidance to management regarding strategy and critically reviews operating plans that are intended to implement that strategy. Each year, our Board holds an extensive meeting with senior management dedicated to discussing and reviewing operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is conducted during that meeting. The involvement of our Board in setting business strategy is critical to the determination of the types and appropriate levels of risk undertaken by our company. Also, more particularly, and as discussed below, our Audit Committee focuses on oversight of financial risks relating to our company; our Compensation Committee focuses primarily on risks relating to remuneration of officers and other employees; and our Governance and Nominating Committee focuses on reputational and corporate governance risks relating to our company.

Lead Director Role

The role of our Lead Director is designed to foster an environment conducive to effective communication by and among our directors and management and, if necessary, serve as a leader for our independent directors. Our Lead Director shall not inhibit or be a substitute for direct communications between directors. Our Lead Director shall coordinate the activities of the other independent directors and perform such other duties and responsibilities as our Board may determine appropriate, including the following:

•	Presiding at all meetings of our Board at which our Chairman is not present, including executive sessions of our independent directors;

•	Calling meetings of our independent directors;

•	Serving as a principal liaison between our Chairman and our independent directors; and

•	Being available, when requested and appropriate, for consultation and direct communication with shareholders.

Further, if the offices of Chairman of the Board and Chief Executive Officer are held by the same person, our Lead Director shall also have the power and authority to do the following:

•	Review and approve all information sent to our Board, including the quality, quantity, appropriateness and timeliness of such information;

•	Review and approve meeting agendas for our Board;

•	Review and approve the scheduling of Board meetings, assuring there is sufficient time for discussion of all agenda items; and

•	Review, on an annual basis and in consultation with our independent directors, this list of responsibilities and recommend to our Board for approval any modifications or changes.

Committee Overview

Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each committee consists solely of members who are independent as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. In addition, each member of our Audit Committee is independent as defined in Exchange Act Rule 10A-3 and each member of our Compensation Committee is a non-employee director and is an outside director under the rules of the Securities and Exchange Commission and the Internal Revenue Service, respectively.

Each committee has a charter, all of which are available on our website at http://investor.pattersoncompanies.com/governance.cfm or in print upon written request to Patterson Companies,

Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. Such committees review their respective charters and recommend any changes to them at least annually. These charters were last reviewed in June 2014, at which time no revisions were made.

The following table shows the current membership of our committees and identifies our independent directors:

Name	Audit		Compensation		Governance and Nominating		Independent Director
Scott P. Anderson
John D. Buck	X				X	*	X
Jody H. Feragen	X	*			X		X
Andre B. Lacy(a)			X		X		X
Sarena S. Lin	X				X		X
Ellen A. Rudnick			X	*	X		X
Neil A. Schrimsher			X		X		X
Harold C. Slavkin	X				X		X
Les C. Vinney			X		X		X
James W. Wiltz					X		X

*	Denotes committee chairperson.

(a)	Mr. Lacy does not intend to stand for re-election at our 2014 Annual Meeting.

Our committees meet throughout the year, with regularly scheduled meetings held adjacent to our Board’s regularly scheduled meetings. Additional meetings by the three committees, either by phone or in person, are called when deemed necessary or desirable. The chairperson of each committee, with the advice and consultation of management and the committees’ outside advisors, if any, sets the committees’ annual calendar and the agenda for each meeting. Committee members receive detailed materials related to the topics on the agenda prior to each meeting.

Committee Responsibilities

Our Audit Committee and Its Report

Responsibilities and Composition.    Our Audit Committee, chaired by Ms. Feragen, is empowered by our Board of Directors to review our financial books and records in consultation with our accounting and auditing staff and our independent registered public accounting firm, Ernst & Young LLP (“EY”), and to review with our accounting staff and EY the scope of the audit, the audit plan and any questions raised with respect to accounting and auditing policy and procedure. EY reports directly to the committee, which is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants in regards to audit and attest services for our company. The committee’s charter, which discusses the full responsibilities of the committee, is available on our website at http://investor.pattersoncompanies.com/governance.cfm or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations.

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. As noted above, each member of the committee is an independent director as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market and Exchange Act Rule 10A-3. Further, no member of the committee participated in the preparation of the financial statements of our company or any current subsidiary of our company at any time during the past three years.

Pursuant to our listing agreement with the NASDAQ Stock Market, each member of our Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement, and at least one member of the committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication. In addition, our Board of Directors has determined that Jody H. Feragen is an “audit committee financial expert” as such term is defined by Item 407(d)(5) of Regulation S-K.

Audit Committee Report.    As noted above, our Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management has primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements included in our company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2014 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in the financial statements.

Our Audit Committee meets after each quarter end, but prior to the release of earnings, with management and our independent registered public accounting firm to review the results of the most recently completed fiscal period, and then meets again prior to our filing with the Securities and Exchange Commission of the related periodic report to review and discuss such disclosures. Our Audit Committee held 12 meetings during fiscal year 2014.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. To report such matters, please call 877-888-0040.

EY has been our company’s independent registered public accounting firm since 1985, and the lead audit partner has served in that capacity since 2013. When, in accordance with Securities and Exchange Commission rules and EY policies, the lead audit partner is required to rotate after a maximum of five consecutive years of service in that capacity, the process for selection of our company’s lead audit partner pursuant to this rotation policy involves a meeting between the chair of our Audit Committee and the candidate for the role, as well as discussion by the full committee and with management.

Our Audit Committee reviewed with EY, the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee by Auditing Standard No. 16 (Communications With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee has discussed with EY the firm’s independence from management and our company, including the matters in the written disclosures and the letter the committee received from EY as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by EY during the year on such firm’s independence prior to the commencement of the non-audit services.

Our Audit Committee is committed to ensuring the independence of our company’s independent registered public accountants and directs significant attention toward the appropriateness of the outside auditor to perform services other than the audit. The committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the independent registered public accountants will only be engaged for non-audit related work if those services enhance and support the attest function of the audit, are an extension to the audit or audit related services, or relate to tax matters. Annually, the lead audit partner reviews with the committee the services the outside auditor expects to provide in the coming year, and the related fees. In addition, management provides the committee with a quarterly status for the committee’s approval of any non-audit services that the outside auditor has been asked to provide or may be asked to provide in the next quarter. The committee pre-approves all audit and non-audit services provided by the company’s outside auditor.

Our Chief Financial Officer is responsible for the implementation of the committee’s pre-approval policies and procedures. The committee pre-approved all of the services we received from EY during fiscal year 2014.

The committee discussed with our company’s internal auditors and EY the overall scope and plans for their respective audits. The committee meets with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to our Board (and our Board approved) that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 26, 2014, for filing with the Securities and Exchange Commission.

The committee and our Board have recommended and seek shareholder ratification of the selection of EY as our company’s independent registered public accounting firm for the year ending April 25, 2015. In making this recommendation, the committee evaluated the independence of EY, their knowledge and experience with our company, the quality of their past work for our company, their industry knowledge, data relating to their audit quality and performance and the level of fees to be charged for the audit services. The committee and our Board believe that the appointment of EY as our company’s independent registered public accounting firm is in the best interests of our shareholders and our company.

Respectfully submitted,

/s/ Jody H. Feragen, Chairman

/s/ John D. Buck

/s/ Sarena S. Lin

/s/ Harold C. Slavkin

The Audit Committee

Our Compensation Committee and Its Report

Responsibilities and Composition.    Our Compensation Committee, chaired by Ellen A. Rudnick is authorized by our Board to establish general levels of compensation for our officers, to set the annual compensation of each of our executive officers, to grant options and make other awards to employees under our Amended and Restated Equity Incentive Plan, and to review and approve our compensation and benefit plans. Our Compensation Committee held four meetings during fiscal year 2014.

Our Board has determined that each member of our Compensation Committee is independent of management and our company. Further, each member of the committee is an independent director, is a non-employee director, and is an outside director under the applicable rules of NASDAQ, the Securities and Exchange Commission and the Internal Revenue Service, respectively.

The committee has the dual responsibility of serving the interests of our shareholders and serving as an advisor to management. The committee assists our Board in fulfilling its responsibility to our shareholders so that our executive officers and certain other officers and managers are compensated in accordance with our company’s total compensation objectives and executive compensation policy. Management assists the committee by advising and recommending compensation policies, strategies and pay levels necessary to establish appropriate incentives for management and employees that are aligned with business strategies and goals that the committee believes will drive competitive advantage and deliver sustainable returns to shareholders. The committee does not delegate any of its duties or responsibilities to any subcommittee or other person. The committee’s specific responsibilities are to:

•	Evaluate annually our Chief Executive Officer’s and other executive officers’ compensation levels and payouts;

•	Determine for our Chief Executive Officer and other executive officers all components of compensation, including annual base salary, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, change in control provisions or agreements, severance agreements, benefits, supplemental benefits and any special financial compensation programs;

•	Review and recommend to our Board any equity compensation program involving the use of our company’s securities, including stock options and restricted stock;

•	When appropriate, select, retain and terminate independent compensation consultants to advise the committee;

•	Administer the compensation for our Chief Executive Officer and other executive officers and ensure consistency with our company’s executive compensation policy;

•	Advise and assist our company in defining its total compensation policy;

•	Review and comment on the compensation program to ensure that it supports our company’s strategic and financial plans;

•	Review and recommend to our Board for approval new incentive plans that are consistent with the total compensation policy, and monitor the appropriateness of payouts;

•	Review retirement plans to ensure they are meeting company objectives and are in compliance with relevant regulations;

•	Review the establishment, amendment and termination of employee benefits plans, including equity plans, and oversee the operation and administration of such plans;

•

Review our company’s compensation policies for regulatory and tax compliance, including structuring compensation programs to preserve tax deductibility and, as required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code (the “Code”);

•	Include a report on executive compensation in our company’s proxy statement as required by Securities and Exchange Commission rules;

•	Review annually our company’s risk assessment to determine whether compensation policies and practices are reasonably likely to have a material adverse effect on our company;

•

Review and discuss with management the Compensation Discussion and Analysis required by Securities and Exchange Commission Regulation S-K, Item 402, and determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in our company’s annual proxy statement for the annual meeting of shareholders;

•	Annually review its charter and make recommendations for changes to our Board; and

•	Fulfill such other duties and responsibilities as may be assigned to the committee by our Board or Chairman of the Board.

In fulfilling its duties and responsibilities, the committee may hire independent consultants, confer with our internal human resource professionals and consult with our Chief Executive Officer and other members of management. In each of fiscal years 2013 and 2014, the committee engaged Towers Watson, an independent compensation consultant that has no other ties to our company or its management, to review compensation competitiveness, pay for performance, and short term and long term incentive compensation design. The committee believes that Towers Watson is independent of our management. Our management has not engaged Towers Watson to provide any other services to our company.

During the committee meetings held in fiscal year 2014, certain members of management were present to address specific topics within the scope of their responsibilities. In addition, Messrs. Anderson and Armstrong attended several of the meetings to provide certain recommendations to the committee regarding the compensation of other executive officers and to discuss the financial implications of various compensatory awards and benefit programs. Messrs. Anderson and Armstrong were not present during the committee’s discussion and determination of their respective compensation.

Compensation Committee Interlocks and Insider Participation.    The members of our Compensation Committee are identified by name in the “Compensation” column of the chart that appears above within the subsection captioned “Committee Overview.” None of the members of the committee was an officer or employee of Patterson Companies, Inc. during fiscal year 2014 or in any prior year, and none of the members of the committee had any relationship requiring disclosure under Item 404 of Regulation S-K. There were no Compensation Committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Compensation Committee Report.    Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” that appears herein with management. Based on such review and discussions, the committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and, thereby, in our Annual Report on Form 10-K for the fiscal year ended April 26, 2014.

Respectfully submitted,

/s/ Ellen A. Rudnick, Chairman

/s/ Andre B. Lacy

/s/ Neil A. Schrimsher

/s/ Les C. Vinney

The Compensation Committee

Our Governance and Nominating Committee and Its Procedures for Nominations

Responsibilities and Composition.    Our Governance and Nominating Committee, chaired by Andre B. Lacy until March 2014 and since by John D. Buck as Lead Director, performs the core function of providing the overall protocol for Board operation. It also serves as the nominating committee, making recommendations as to nominees to serve as members of our Board and regarding the composition of the committees of our Board. The committee’s responsibilities include establishing criteria for Board and committee membership, considering rotation of committee members, reviewing candidates’ qualifications and any potential conflicts with our interests, assessing the contributions of current directors in connection with their re-nomination, and making recommendations to the full Board on how to improve the effectiveness of our Board. The committee believes that diversity of viewpoints, backgrounds, skills, experience and expertise is a key attribute for directors. As a result, the committee seeks to have a diverse Board that is representative of our company’s customer, employee and shareholder base. The committee carefully considers diversity when considering nominees for director and periodically reviews its recruitment and selection protocols to ensure that diversity remains a component of each director search.

The committee has identified nominees based upon suggestions by non-management directors, executive officers, shareholders and third-party search firms. Our director selection criteria includes: integrity; high level of education; business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; network of contacts; and diversity of experiences, expertise and backgrounds among members. The committee has used these criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the recommendation.

In prior years, the committee has engaged third-party search firms to provide assistance in the identification and evaluation of potential nominees, whose qualifications and independence are then thoroughly evaluated by the committee. The committee has paid fees to third-party search firms for such assistance, including the identification and evaluation of Sarena S. Lin and Neil A. Schrimsher, both of whom joined our Board in March 2014.

It is the committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on our Board. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on our Board and the committee does not perceive a need to increase the size of our Board. The committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures.    To submit a recommendation of a director candidate to our Governance and Nominating Committee, a shareholder must submit the following information in writing, addressed to our Lead Director, care of our Corporate Secretary, at the main office of Patterson Companies, Inc.:

(1)	The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)	As to the shareholder making the recommendation, the name and address, as they appear on the books of Patterson Companies, Inc., of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of our common stock; and

(5)	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Our Bylaws provide that in order for a person nominated by a shareholder to be eligible for election as a director at any regular or special meeting of shareholders, a written request that his or her name be placed in nomination must be received from a shareholder of record by our Corporate Secretary not less than 90 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. A copy of our Bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Jonelle R. Burnham.

Minimum Qualifications.    In carrying out its responsibility to find the best-qualified persons to serve as directors, our Governance and Nominating Committee will consider appropriate data with respect to each suggested candidate, consisting of business experience, educational background, current directorships, involvement in legal proceedings during the last ten years which are material to the evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director.

In addition, prior to nominating an existing director for re-election to our Board, the committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to our Board; and his or her independence. Pursuant to our Corporate Governance Guidelines we adopted during fiscal year 2013, independent directors generally may not stand for election following their attaining the age of 75, or 20 years of service as a director on our company’s Board.

The committee is also responsible for overseeing and reviewing our processes for providing information to our Board. The committee completes an annual review of the performance of our Chief Executive Officer. In addition, the committee recommends a succession plan to our Board for our Chief Executive Officer and reviews programs created and maintained by management for the development and succession of other executive officers and other individuals identified by management or the committee. Our Governance and Nominating Committee also sets director compensation. Our Governance and Nominating Committee held four meetings during fiscal year 2014.

Communications with Board Members

Our Board of Directors has provided the following process for interested persons to send communications to our Board or individual directors. All communications from shareholders should be addressed to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Corporate Secretary.

Communications to individual directors may also be made to such director at our company’s address. All communications sent to the chair of our Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to our Board in the care of our Corporate Secretary will be reviewed by her to ensure that such communications relate to the business of our company or its subsidiaries before being reviewed by our Board.

Board Member Attendance at Annual Meetings

Under our Corporate Governance Guidelines, it is our policy that all directors should be present at the annual meeting of shareholders. We generally hold a Board of Directors meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors then in office attended the 2013 annual meeting of shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors receive cash compensation and equity-based compensation for their service on our Board of Directors. During fiscal year 2014, non-employee directors received an annual retainer of $62,000. Audit Committee members received an additional annual retainer of $4,000 during fiscal year 2014. During fiscal year 2014, we also paid an additional annual retainer of $10,000 to the chairperson of each committee of our Board, and, as of September, increased the annual retainer for our Lead Director to $25,000. Directors are also reimbursed for all reasonable out-of-pocket expenses incurred in connection with their service on our Board.

Non-employee directors also receive stock option awards and restricted stock awards under our Amended and Restated Equity Incentive Plan. Upon election to our Board, whether elected by our shareholders or by our Board to fill a vacancy, a non-employee director receives a stock option award for 12,000 shares. Thereafter, on the date of the annual meeting of shareholders, each reelected or continuing non-employee director receives a restricted stock award. However, in general, if a non-employee director has received an initial stock option award within six months of an annual restricted stock award, such initial stock option award is in lieu of that year’s annual restricted stock award. For fiscal year 2014, each such restricted stock award was for a number of shares approximately equal in value to $100,000. The value of such restricted stock awards is reviewed annually. For fiscal year 2015, each reelected or continuing non-employee director will continue to receive a restricted stock award for a number of shares approximately equal in value to $103,000. Initial stock option awards and annual restricted stock awards vest to the extent of one-third every year, commencing upon the first anniversary of the date of grant. All stock options expire upon the earlier of ten years from the date of award or one year from the date of termination of service as a director. Unvested restricted stock awards are forfeited on the 30th day after termination of service as a director.

Because Mr. Anderson served as a director and an employee of our company during fiscal year 2014, information regarding his compensation is set forth within the section captioned “Executive Compensation.”

Compensation of Directors

The following table sets forth the compensation of our non-employee directors for fiscal year 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John D. Buck	79,125	100,006	—	—	—	—	179,131
Jody H. Feragen	66,000	100,006	—	—	—	—	166,006
Peter L. Frechette(a)	—	—	—	—	—	—	—
Andre B. Lacy(b)	80,125	100,006	—	—	—	—	180,131
Sarena S. Lin	7,750	—	—	—	—	—	7,750
Charles Reich(a)	18,833	—	—	—	—	—	18,833
Ellen A. Rudnick	69,500	100,006	—	—	—	—	169,506
Neil A. Schrimsher	7,750	—	—	—	—	—	7,750
Harold C. Slavkin	66,000	100,006	—	—	—	—	166,006
Les C. Vinney	62,000	100,006	—	—	—	—	162,006
James W. Wiltz	62,000	100,006	—	—	—	—	162,006

(a)	Messrs. Frechette and Reich decided not to stand for re-election at our 2013 Annual Meeting.

(b)	Mr. Lacy does not intend to stand for re-election at our 2014 Annual Meeting.

(c)	Represents the aggregate grant date fair value of the 2,484 shares of restricted stock awarded to each non-employee director on September 9, 2013, computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate the value of awards is set forth in Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 26, 2014.

The aggregate number of unvested shares of restricted stock outstanding at fiscal year-end 2014 held by those who served as non-employee directors during fiscal year 2014 was as follows:

Name	Number of Shares of Restricted Stock
John D. Buck	5,416
Jody H. Feragen	4,434
Peter L. Frechette	—
Andre B. Lacy	5,416
Sarena S. Lin	—
Charles Reich	—
Ellen A. Rudnick	5,416
Neil A. Schrimsher	—
Harold C. Slavkin	5,416
Les C. Vinney	5,416
James W. Wiltz	5,416
Total	36,930

(d)	The aggregate number of unexercised stock options outstanding at fiscal year-end 2014 held by those who served as non-employee directors during fiscal year 2014 was as follows:

Name	Number of Stock Options
John D. Buck	7,500
Jody H. Feragen	12,000
Peter L. Frechette	—
Andre B. Lacy	31,866
Sarena S. Lin	12,000
Charles Reich	—
Ellen A. Rudnick	29,000
Neil A. Schrimsher	12,000
Harold C. Slavkin	12,384
Les C. Vinney	—
James W. Wiltz	—
Total	116,750

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 11, 2014, unless otherwise noted, by (a) each person who is known to us to own beneficially more than 5% of our common stock, (b) each director and nominee for director, (c) each executive officer named in the Summary Compensation Table below, and (d) the directors and executive officers as a group. The table lists voting securities, including restricted stock held by our directors and executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each person identified below has sole voting and investment power over the shares reported. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock and none of the stated shares has been pledged as security.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Delaware Charter Guarantee & Trust Company	17,147,421	(3)	16.6%
1013 Centre Road
Wilmington, DE 19805
The Vanguard Group	5,385,861	(4)	5.2%
100 Vanguard Blvd.
Malvern, PA 19355
Janus Capital Management LLC	5,252,134	(5)	5.1%
151 Detroit Street
Denver, CO 80206
R. Stephen Armstrong	154,577	(6)(7)	*
Scott P. Anderson	114,473	(7)	*
James W. Wiltz	133,812	(8)	*
Andre B. Lacy	128,313	(9)(10)	*
Paul A. Guggenheim	98,490	(7)	*
George L. Henriques	50,670	(7)	*
Ellen A. Rudnick	49,747	(10)	*
John D. Buck	38,747	(10)	*
Les C. Vinney	23,073		*
Harold C. Slavkin	21,329	(10)(11)	*
Ranell M. Hamm	20,916	(7)	*
Jody H. Feragen	18,409	(10)	*
Sarena S. Lin	0		*
Neil A. Schrimsher	0		*
All directors and executive officers as a group (19 persons)	972,534	(12)	*

*	Represents less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Includes shares of common stock held by our Employee Stock Ownership Plan and Trust (the “ESOP”). Shares reported as owned by the ESOP trustee are also reported as beneficially owned by our executive officers to the extent that shares have been allocated to the ESOP accounts of the named persons. Allocated shares are voted by the ESOP trustee in accordance with the direction of ESOP participants. Generally, unallocated shares and allocated shares as to which no direction is made by the participants are voted by the ESOP trustee in the same percentage as the allocated shares as to which directions are received by the ESOP trustee. Unless otherwise indicated, the address of each shareholder is c/o Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

(2)	Percentage of beneficial ownership is based on 103,341,632 shares outstanding as of July 11, 2014. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by Delaware Charter Guarantee & Trust Company dba Principal Trust Company as trustee for our ESOP on February 10, 2014, represents shares over which shared voting power and shared dispositive power is claimed. The ESOP is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). The securities reported include all shares held of record by the trustee. The trustee follows the directions of our company or other parties designated in the trust agreement between our company and the trustee with respect to voting and disposition of the shares. The trustee, however, is subject to fiduciary duties under ERISA. The trustee disclaims beneficial ownership of the reported shares. As of July 11, 2014, the number of shares reported as beneficially owned included approximately 2,736,970 shares held in the unallocated account of the ESOP and approximately 13,810,375 shares held in the allocated account of the ESOP.

(4)	As set forth in Schedule 13G filed with the Securities and Exchange Commission by The Vanguard Group (“Vanguard”) on February 12, 2014. The Schedule 13G reports that Vanguard is an investment adviser with sole voting power over 139,034 shares, sole dispositive power over 5,264,227 shares, and shared dispositive power over 121,634 shares. The Schedule 13G further reports that Vanguard Fiduciary Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 105,434 shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 49,800 shares as a result of its serving as investment manager of Australian investment offerings.

(5)	As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by Janus Capital Management LLC (“Janus”) on January 31, 2014. The Schedule 13G reports that Janus is an investment adviser and parent holding company/control person and has a direct 96.74% ownership stake in INTECH Investment Management (“INTECH”) and a direct 99.61% ownership stake in Perkins Investment Management LLC (“Perkins”). Janus, INTECH and Perkins are registered investment advisers, each furnishing investment advice to various registered investment companies and to individual and institutional clients (collectively, the “Managed Portfolios”). As a result of Perkins’ role as an investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 4,782,134 shares held by the Managed Portfolios. However, Perkins does not have the right to receive any dividends from, or proceeds from the sale of, the shares held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of INTECH’s role as an investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 470,000 shares held by the Managed Portfolios. However, INTECH does not have the right to receive any dividends from, or proceeds from the sale of, the shares held in the Managed Portfolios and disclaims any ownership associated with such rights. The Managed Portfolios have the right to receive all dividends from, and the proceeds from the sale of, the shares held in their respective accounts.

(6)	Includes 59,786 shares pledged as collateral in connection with a margin brokerage account.

(7)	Includes the following shares allocated to the ESOP account of the following persons: R. Stephen Armstrong (13,237 shares); Scott P. Anderson (16,579 shares); Paul A. Guggenheim (12,874 shares); George L. Henriques (11,490 shares); and Ranell M. Hamm (662 shares). The ESOP trustee has the right to receive, and the power to direct the receipt of, dividends from such shares.

(8)	Of the shares reported as beneficially owned, 11,748 shares are held in trust for members of Mr. Wiltz’s family and 70,165 shares are held in a revocable trust of which Mr. Wiltz is a trustee.

(9)	Of the shares reported as beneficially owned, 57,900 shares are held in a revocable trust of which Mr. Lacy is the trustee and 7,800 shares are held by Mr. Lacy’s Grantor Retained Annuity Trust.

(10)	Includes shares purchasable by the named person upon the exercise of options granted under our 2001 Non-Employee Directors’ Stock Option Plan or our Amended and Restated Equity Incentive Plan: Andre B. Lacy (31,866 shares); Ellen A. Rudnick (29,000 shares); John D. Buck (7,500 shares); Harold C. Slavkin (12,384 shares); and Jody H. Feragen (12,000 shares).

(11)	Of the shares reported as beneficially owned, 350 shares are held by Dr. Slavkin’s spouse.

(12)	Includes 82,034 shares allocated to ESOP accounts, 116,750 shares purchasable upon the exercise of options, and 267,598 shares over which there is sole voting power but no investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and provide us with copies of such reports. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the past fiscal year, our officers, directors and greater than 10% shareholders complied with applicable filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our company is committed to a compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and longer term, which in turn will enable us to attract, retain and reward executive officers who contribute to our success. In keeping with our company’s compensation philosophy, our Compensation Committee’s goal is to provide market-competitive compensation packages that emphasize our commitment to consistent long-term profitable growth and our belief that a substantial portion of the total compensation received by our executive officers should be dependent upon the performance of the business annually and over time.

Our Compensation Committee (the “Committee”) annually evaluates and determines all components of compensation for our Chief Executive Officer and the other executive officers. The Committee considers current salary ranges, salaries and bonus potential for each position, management’s overall salary objectives, the amount of compensation to be placed at risk, the use of short-term versus long-term incentives, the use of equity awards, the alignment of executive compensation with the enhancement of shareholder value, the levels of executive compensation relative to the compensation for all employees and other issues. The Committee also considers other available information, including other published reports, data and surveys not specifically prepared for the Committee, general compensation trends, market conditions, and the Committee members’ experience with other organizations. In addition, in each of fiscal years 2013 and 2014, the Committee engaged Towers Watson, an independent compensation consultant that has no other ties to our company or its management, to review compensation competitiveness, pay for performance, and short term and long-term incentive compensation design. Our compensation structure is the result of the Committee’s analysis of the effectiveness and competitiveness of the composition of our compensation structure, including cash (both base salary and annual incentives), equity and deferred compensation programs, compared to trends in the market as determined by publicly available data and as informed by our compensation consultant’s review.

In each of fiscal years 2013 and 2014, our peer group consisted of 14 local, regional and national representatives in distribution, dental manufacturing, and general industries that would potentially compete for the same talent that we would seek to recruit. The names of such companies appear below:

C. H. Robinson Worldwide, Inc.	Henry Schein, Inc.	School Specialty, Inc.
Dentsply International Inc.	MSC Industrial Direct Co. Inc.	Sirona Dental Systems, Inc.
Donaldson Company, Inc.	MWI Veterinary Supply, Inc.	Thermo Fisher Scientific Inc.
Ecolab Inc.	Owens & Minor, Inc.	United Stationers Inc.
Fastenal Company		W. W. Grainger, Inc.

Based on the foregoing reviews, the Committee has determined that the compensation of our Chief Executive Officer and the other executive officers named in the Summary Compensation Table below is consistent with our compensation philosophy, properly aligned with performance as compared to our peer group, market-competitive, reasonable and not excessive.

Compensation Policies

Employment Agreements:    We have not entered into any employment agreements with our named executive officers. All of our named executive officers are employed at will.

Change-in-Control Arrangements:    In July 1999, we entered into a letter agreement with R. Stephen Armstrong, our Executive Vice President, Treasurer and Chief Financial Officer. Pursuant to the agreement, Mr. Armstrong is entitled to receive certain benefits upon a change-in-control termination. If (a) within the 210 calendar-day-period immediately following a change-in-control Mr. Armstrong’s employment is terminated for any reason other than death, cause, disability or retirement, (b) within such 210 calendar-day-period, Mr. Armstrong terminates his employment for good reason, or (c) prior to a change-in-control the termination of Mr. Armstrong’s employment was either a condition of the change-in-control or was at the request or insistence of a person (other than our company) related to the change-in-control, then we will make a lump-sum cash payment to Mr. Armstrong in an amount equal to the sum of (i) 12 times his monthly base compensation plus (ii) an amount equal to his target incentive under the then-existing management incentive plan at the 100% payout level. Further, on the first anniversary of the date of termination, we will make an additional lump-sum cash payment to Mr. Armstrong equal in amount to the aggregate initial lump-sum cash payment made under the letter agreement.

Our Amended and Restated Equity Incentive Plan provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change in control, as defined in such plan. Additionally, our Capital Accumulation Plan provides that on an event of acceleration, as defined in the plan, the restrictions on awards of restricted stock lapse and such stock becomes fully vested.

Impact of Tax and Accounting Treatment on Compensation Decisions:    The Committee makes every reasonable effort to ensure that all compensation paid to our executives is fully deductible, provided it determines that application of applicable limits are consistent with our needs and executive compensation philosophy.

Our income tax deduction for executive compensation is generally limited by Section 162(m) of the Code to $1 million per executive per year. This limit applies to our Chief Executive Officer and the other named executive officers identified in the Summary Compensation Table below. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee does not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m).

Stock Ownership Guidelines:    In March 2007, the Committee established stock ownership guidelines, which were approved by our Board of Directors, for our key executives and non-employee directors. We believe that promoting share ownership aligns the interests of our key executives with those of our shareholders and provides strong motivation to build shareholder value. We plan to periodically review the stock ownership guidelines. Under our stock ownership guidelines, key executives are expected to own shares of a value equal to a multiple of their annual base pay as follows:

•	Chief Executive Officer – 5x

•	Subsidiary Presidents, Chief Financial Officer and Chief Information Officer – 3x

•	Corporate and Subsidiary Vice Presidents – 2x

Our guidelines also provide that non-employee directors are expected to own shares of a value equal to a multiple of five times their annual cash retainer.

Executives and directors are expected to achieve target levels over a period of five years. If an executive or director is below the guideline, he or she is expected to retain 75% of the net shares (after satisfying tax obligations) received upon exercise of a stock option or lapsing of restrictions on restricted stock. If the executive or director has met the minimum ownership guideline, he or she is expected to retain 25% of the net shares received. As of July 11, 2014, our executives and directors were in compliance with applicable stock ownership guidelines.

Role of Executive Officers:    Messrs. Anderson and Armstrong attended several of the Committee’s meetings to provide certain recommendations to the Committee regarding the compensation of other executive officers and to discuss the financial implications of various compensatory awards and benefit programs. Messrs. Anderson and Armstrong were not present during the Committee’s discussion and determination of their respective compensation.

Components of Executive Officer Compensation

Our executive officer compensation is designed to reward both company performance and individual performance. Accountability, level of revenue and impact to the organization determine the total compensation value for a position. We believe that a substantial portion of an executive officer’s compensation should be at-risk. Toward that end, we keep base salaries below market medians, and have structured our incentive programs so that if our near and long-term goals are achieved, an executive could obtain total compensation at or above market medians for comparable positions. This practice is compatible with our compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and long term, which in turn enables us to attract, retain and reward executive officers who contribute to our success.

There are three core components of our executive officer compensation structure: base salary, annual incentives, and long-term awards and incentives. Our compensation philosophy is to target the base pay for our executives at approximately 85% of the market median and bring the executive compensation package at or above market with at-risk pay. Our at-risk pay includes annual incentives and long-term awards and incentives. Our executive officers also have an opportunity to purchase restricted stock under our Capital Accumulation Plan, which is described below. In addition, we provide our executive officers with certain perquisites and other personal benefits. Each individual component of executive compensation is discussed in detail below. The actual pay mix among base salary, annual incentives and long-term awards and incentives for our Chief Executive Officer and our other named executive officers for fiscal year 2014, which is described below, is depicted in the following pie charts:

Base Salary.    Annual base salary levels for executive officers are determined by the potential impact of the individual on our company, the skills and experience required by the position, the individual performance of the executive, our overall performance and external pay practices. The Committee annually evaluates and determines the base salary for our executive officers. Our base salary ranges for fiscal year 2014 were consistent with our compensation philosophy.

Annual Incentives.    Our named executive officers are eligible for an annual incentive paid in cash through the Management Incentive Compensation Plan (“MICP”). The objective of the MICP is to encourage greater initiative, resourcefulness, teamwork and efficiency on the part of all key employees whose performance and responsibilities directly affect our profits. The overall goal of the MICP is to reward these officers for achieving superior performance. These annual incentives provide a direct financial incentive to executives to achieve our annual profit goals.

The MICP performance measures are reviewed and approved in advance by the Committee each fiscal year. Individual annual incentive targets for each named executive officer are approved by the Committee. The targets are positioned at or above the market median in order to achieve total direct cash compensation at market levels. The annual targeted bonus potentials for our named executive officers ranged from 75% to 125% of base salary in fiscal year 2014. The annual incentives in fiscal year 2014 for Messrs. Anderson and Armstrong and Ms. Hamm were based on our company’s actual income before taxes, LIFO provision and incentive compensation (the “Company

MICP Income”) compared to budgeted Company MICP Income. The annual incentives in fiscal year 2014 for Messrs. Guggenheim and Henriques were based on the actual Company MICP Income compared to budgeted Company MICP Income (25%), and such officer’s individual business unit’s income after a net working asset charge and before taxes, LIFO provision and incentive compensation (the “Business Unit’s MICP Income”) compared to such officer’s budgeted Business Unit’s MICP Income (75%). The budgets are approved in advance by our Board. The targeted bonus potential pays out at 100% if budgeted performance is achieved. Each executive has the opportunity to increase his or her targeted bonus potential as a percentage of base salary by 3% for each 1% that actual performance exceeds budgeted performance up to 105% of budgeted performance, and by 6% for each 1% thereafter, subject to a cap at a 175% payout for actual performance equal to 115% of budgeted performance. Conversely, the MICP allowed 25% of the targeted bonus potential to be paid if 85% of the budgeted performance was achieved. No bonus was to be paid if the actual performance for fiscal year 2014 did not achieve at least 85% of budgeted performance. For fiscal year 2014, the Company MICP Income performance target was $401,070,522. Subsequently, our Compensation Committee determined to adjust the Company MICP Income performance target to exclude restructuring charges incurred during fiscal year 2014 due to the nature and determination of such charges relative to the setting of the annual targets for fiscal year 2014. Our company achieved 96% of that adjusted target. For Mr. Guggenheim, his individual budgeted Business Unit’s MICP Income performance target was $269,178,428 and his unit achieved 92% of that target. For Mr. Henriques, his individual budgeted Business Unit’s MICP Income performance target was $27,831,962 and his unit achieved 98% of that target; however, Mr. Henriques was paid an additional bonus of 2% of that target on a discretionary basis due to his exemplary efforts on our company’s U.K. Veterinary acquisition and integration.

The composition of the annual incentive plan performance targets for fiscal year 2015 is consistent with that established in fiscal year 2014, while budgeted Company MICP Income has been increased approximately 12% and budgeted Business Unit’s MICP Income for each unit has been increased approximately 7% to 21% over the levels achieved for fiscal year 2014. Individual performance can also be rewarded at the discretion of management and the Committee. For fiscal year 2015, the annual targeted bonus potentials for our named executive officers will range from 75% to 150% of base salary. The targeted bonus potential will pay out at 100% if budgeted performance is achieved. Each executive will have the opportunity to increase his or her targeted bonus potential as a percentage of base salary by 3% for each 1% that actual performance exceeds budgeted performance up to 105% of budgeted performance, and by 6% for each 1% thereafter, subject to a cap at a 175% payout for actual performance equal to 115% of budgeted performance.

Long-Term Awards and Incentives.    Our Board has adopted a Long-Term Incentive Plan (“LTIP”) to address a need in our overall compensation package. The objectives of the LTIP are to: (1) create an incentive program to increase shareholder value over a longer term which does not compete with other benefit plans currently in place; (2) provide a program that assists in retention of and rewards new management employees by creating equity ownership in our company; and (3) recognize that equity compensation may not be appropriate for all management employees. Participants include officers, regional managers, branch managers and other key managers.

The LTIP originally provided for awards of stock options and the provision of life insurance. Stock options were granted under the employee stock option plans adopted in 1992 and 2002, and the life insurance was a split dollar policy owned by the individual but funded by our company. The premiums on each such life insurance policy paid by our company created a lien against the policy and were repayable on the earlier of the policy owner’s 65th birthday or 15 years from the initiation of the policy. Stock options vested incrementally over a three-to-nine year period and the life insurance created an immediate death benefit while providing long-term cash value over five to 15 years as a supplemental source of retirement income. We ceased paying the premiums for the split dollar life insurance policies under the LTIP in fiscal year 2004 in order to comply with the provisions of the Sarbanes-Oxley Act. Our Chief Financial Officer opted to maintain his split dollar life insurance policy with premium payments in lieu of certain equity awards in fiscal years 2006 through 2014. The premium payments are treated as cash compensation and current taxable income. We discontinued awarding stock options to U.S. participants under the LTIP in fiscal year 2006, but resumed again for certain executives in fiscal year 2015, as described below.

As to any award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, the LTIP permits us to accelerate the vesting of options and the lapsing of restrictions on restricted stock awards upon an executive’s termination of employment following attainment of age 65 with at least ten years of service.

Beginning in fiscal year 2005, the Committee revised the LTIP to provide awards of restricted stock and performance units under the Equity Incentive Plan. The restricted stock and performance unit ranges are set to provide flexibility in structuring individually appropriate compensation and to create a market competitive component of the overall compensation package for each executive. Annually, the Committee determines a level of compensation under the LTIP for each executive position. Through fiscal year 2014, the approved award level was weighted 75% to restricted stock and 25% to performance units and, except for promotions or new hires that occur during the fiscal year, the numbers of units of these equity components were determined on the first day of the fiscal year based upon the closing price of our company’s common stock on such date.

For fiscal year 2015, the approved award level for the CEO and three business unit Presidents is weighted 25% to restricted stock, 50% to performance units and 25% to stock options and, for the remaining executives, is weighted 50% to restricted stock and 50% to performance units. Our Committee reinstituted the award of stock options to certain executives in fiscal year 2015 to reflect current trends in equity compensation practices, to cause a greater percentage of non-cash compensation to be performance-based, and to facilitate retention through use of a longer term to full vesting. As to all of our executives, the reduced percentage of restricted stock granted in fiscal year 2015 was intended to increase the percentage of equity-based compensation that is performance-based. The numbers of units of these equity components were determined on July 1, 2014 based upon the closing price of our company’s common stock on that date.

In general, the restricted stock awards vest 20% each year beginning on the first anniversary of the date of grant, and the performance units vest on the third anniversary of the award. Prior to fiscal 2012, the restricted stock awards vested 20% each year beginning on the third anniversary of the date of the grant. Upon achievement of pre-determined performance objectives, the outstanding performance units may be settled in cash or stock, at the discretion of the Committee. The stock option awards vest three years from the date of award and expire ten years from the date of award.

The right to receive the value of the performance units is conditioned upon achieving, during a three-year period, the financial targets established by the Committee at the beginning of the period. In particular, the total value of the award is equivalent to the number of units multiplied by the unit value, which for the awards to date has been the closing price of our company’s common stock on the first day of the fiscal year. For participants to earn 100% of the award, the performance targets must be achieved. The targets, which are established at time of grant, for the awards granted under this program through and including fiscal year 2013, require achieving a specified operating margin in the third year of the performance period and achieving a specified average return on equity for the three-year period. The performance targets for the awards granted under this program in each of fiscal years 2014 and 2015 require achieving specified average operating income growth and average return on invested capital over a three-year period. No units are earned if a specified minimum average operating margin for the relevant three-year period and a specified minimum average return on equity for the relevant three-year period are not achieved. If the minimum performance targets are not met, all units are cancelled. For performance units awarded in fiscal years 2014 and 2015, the number of units an award recipient can earn for performance above the targeted performance is a maximum of 150% of the units awarded. The minimum and maximum ranges are determined by subtracting or adding 20 basis points to the performance targets for the specific award period.

The financial targets for performance units awarded in fiscal years 2006 through 2009 were not achieved and, consequently, such awards have been cancelled. In fiscal years 2010 and 2011, the Committee determined that it could better achieve its objectives of incentivizing and retaining our named executive officers by increasing the restricted stock awards made to such officers and not granting performance units. Such determination was made because the uncertainty in the general economy made the selection of performance objectives over a three-year period difficult. The Committee believed that this uncertainty could cause the performance units to lose their effectiveness in incentivizing our executives due to circumstances and conditions beyond their control. Commencing fiscal year 2012, the Committee determined that the market in which the company operates had stabilized such that management’s performance objectives could be identified and performance units could effectively incentivize our named executive officers. Consequently, in fiscal years 2012, 2013, 2014 and 2015, the Committee awarded performance units with vesting conditioned upon achieving performance objectives over a three-year period in addition to restricted stock. The minimum performance targets for performance units awarded in fiscal year 2012 were not achieved, and, as a result, such awards have been cancelled.

Capital Accumulation Plan.    Our company has a deferred compensation, restricted stock purchase plan that is available to certain employees, including executive officers. Under our Capital Accumulation Plan, annually the participants may defer up to 25% of their pre-tax compensation into the plan. Restricted stock is purchased with salary deferrals at a 25% discount from the market price of our common stock at the beginning of the calendar year or the end of the calendar year, whichever is lower. In general, the restricted stock purchased under the plan vests in full on the third anniversary of the date of the agreement granting the participant the right to purchase the stock. The participant may elect to defer the compensation beyond the initial deferral period, with the restrictions also continuing for the additional period, with the minimum deferral period being five years. If the participant voluntarily leaves employment during the restriction period, 100% of the deferred compensation is forfeited.

Perquisites and Other Personal Benefits.    Our company provides our named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation philosophy.

Automobile Reimbursement:    Each executive is provided the use of a car under the fleet program maintained by our company.

Executive Physicals:    Our executives are encouraged to participate in an executive health program at the Mayo Clinic. A comprehensive evaluation emphasizing all aspects of preventative care is conducted by physicians who are specialists in Internal Medicine and Preventative Medicine. The cost of the physical is reimbursed by our company.

Executive Life Insurance Premiums:    Our named executive officers participate in a company-sponsored executive life insurance program. This program provides our named executive officers with a life insurance benefit equal to three times their base salary plus the targeted annual incentive under the MICP. The life insurance benefit is capped at $1,300,000. Premiums, which are set each June, are paid by our company through a payroll gross-up.

Amounts Reimbursed for the Payment of Taxes:    Our company pays an amount necessary to cover executives’ tax obligations for certain perquisites and other personal benefits. In fiscal year 2014, our company reimbursed executives for the payment of taxes on automobile reimbursement and executive life insurance premiums.

Company Contributions to Employee Stock Ownership Plan (ESOP):    During fiscal year 2014, our company made a contribution to the ESOP equal to approximately 3% of an executive’s eligible compensation, subject to certain statutory limitations. This percentage benefit is available generally to all our U.S. employees, subject to plan requirements.

Say-on-Pay

The Committee values the opinions of our company’s shareholders and has implemented an annual advisory vote on our executive compensation program. At the 2013 annual meeting of shareholders, more than 99% of the votes cast on the say-on-pay advisory proposal were cast in favor of our company’s executive compensation program. In light of the approval by a substantial majority of our company’s shareholders of our company’s executive compensation program at the 2013 annual meeting of shareholders, the Committee did not make any material changes to our company’s executive compensation program during fiscal year 2014.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2012, 2013 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(b)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)(c)	Total ($)
Scott P. Anderson President, Chief Executive Officer and Chairman of Patterson Companies, Inc.	2014 2013 2012	601,800 601,800 601,800	— — —	1,266,720 1,299,300 1,225,437	— — —	661,980 364,089 391,790	— — —	40,009 46,337 43,643	2,570,509 2,311,526 2,262,670

R. Stephen Armstrong(d) Executive Vice President, Treasurer and Chief Financial Officer of Patterson Companies, Inc.	2014 2013 2012	296,875 291,054 279,589	— — —	434,681 461,038 404,382	— — —	261,250 160,080 181,908	— — —	195,834 185,812 189,576	1,188,640 1,097,984 1,055,455

Paul A. Guggenheim President of Patterson Dental Supply, Inc.	2014 2013 2012	296,514 290,700 290,700	— — —	520,260 511,350 509,904	— — —	159,006 177,145 125,364	— — —	36,894 48,588 44,150	1,012,674 1,027,783 970,118

George L. Henriques President of Webster Veterinary Supply, Inc.	2014 2013 2012	275,363 264,772 264,772	4,007 — —	482,500 463,624 463,871	— — —	196,319 183,685 106,736	— — —	36,790 46,399 44,736	994,979 958,480 880,115

Ranell M. Hamm Chief Information Officer of Patterson Companies, Inc.	2014 2013 2012	228,896 224,408 220,008	— — —	301,600 293,174 365,360	— — —	151,071 92,568 107,254	— — —	38,415 48,588 30,213	719,982 658,738 722,835

(a)	Represents the aggregate grant date fair value of shares of restricted stock and performance units computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate the value of awards is set forth in Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 26, 2014. The entries in this column represent the sum of the aggregate grant date fair value of shares of restricted stock, performance units and restricted stock purchased pursuant to our Capital Accumulation Plan.

(b)	Represents cash compensation earned under our Management Incentive Compensation Plan.

(c)	All other compensation for fiscal year 2014 was as follows:

Name	Automobile Reimbursement ($)	Executive Physicals ($)	Executive Life Insurance Premiums ($)	Amount Reimbursed for the Payment of Taxes ($)	Compensation Used Towards Insurance Policy in Lieu of Stock Awards ($)	Company Contributions to ESOP ($)	Total ($)
Scott P. Anderson	19,202	2,149	3,327	6,452	—	8,879	40,009
R. Stephen Armstrong	18,449	—	5,200	6,199	157,107	8,879	195,834
Paul A. Guggenheim	18,574	—	3,200	6,241	—	8,879	36,894
George L. Henriques	18,175	—	3,811	5,925	—	8,879	36,790
Ranell M. Hamm	18,449	—	5,268	6,199	—	8,499	38,415

Mr. Armstrong chose to apply a substantial portion of the value of his long-term incentive grants toward the premiums on his split-dollar life insurance policy. These payments are treated as cash compensation and are fully taxable to him in the year paid to the insurance company. As discussed above, we ceased paying the premiums for split-dollar insurance policies in fiscal year 2004 in order to comply with the provisions of the Sarbanes-Oxley Act. As part of our executive compensation program, policy holders were allowed to continue their insurance policies in lieu of equity awards. Prior to the adoption of the Sarbanes-Oxley Act, the premium payments were not considered compensation, but created a lien against the policy to be repaid to our company upon a maturity event under the policy.

(d)	Mr. Armstrong plans to step down as our Executive Vice President, Treasurer and Chief Financial Officer effective as of October 31, 2014.

Grants of Plan-Based Awards

The following table sets forth information concerning estimated possible payouts under non-equity incentive plan awards for fiscal year 2014 performance and equity incentive plan awards granted in fiscal year 2014 to our named executive officers. The terms and conditions applicable to these awards are described above in our “Compensation Discussion and Analysis – Components of Executive Officer Compensation.”

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	Grant Date Fair Value of Stock and Option Awards ($)(e)
		Threshold ($)	Target ($)	Maximum ($)(b)	Threshold (#)	Target (#)	Maximum (#)
Scott P. Anderson	4/29/2013 4/29/2013	188,063	752,250	1,316,438	8,800	17,600	26,400	16,000	663,520 603,200
R. Stephen Armstrong	4/29/2013 4/29/2013	74,219	296,875	519,531	2,215	4,430	6,645	7,100	167,011 267,670
Paul A. Guggenheim	4/29/2013 4/29/2013	55,596	222,386	389,175	3,450	6,900	10,350	6,900	260,130 260,130
George L. Henriques	4/29/2013 4/29/2013	51,631	206,522	361,414	3,900	7,800	11,700	5,000	294,060 188,500
Ranell M. Hamm	4/29/2013 4/29/2013	42,918	171,672	300,426	2,000	4,000	6,000	4,000	150,800 150,800

(a)	Represents amounts that could have been paid under our Management Incentive Compensation Plan for service rendered during fiscal year 2014.

(b)	Each executive had the opportunity to increase his or her targeted bonus potential as a percentage of base salary by 3% for each 1% that actual performance exceeded budgeted performance up to 105% of budgeted performance, and by 6% for each 1% thereafter, subject to a cap at a 175% payout for actual performance equal to 115% of budgeted performance.

(c)	Represents performance units which vest only if performance criteria are met three years after the grant date.

(d)	Represents restricted stock awards subject to time-based vesting. These awards vest 20% each year, starting one year after the date of grant. Dividends declared and paid on shares of our common stock are accrued at the same rate on this restricted stock. Accrued amounts are forfeitable and not paid until the related restricted stock award vests. No preferential dividends are paid on such awards.

(e)	Represents the grant date fair value of performance units and shares of restricted stock awarded to each named executive officer on April 29, 2013, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year-end 2014:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott P. Anderson	5/1/2004	8,666	(a)(b)	—	37.75	5/1/2014	24,000 40,360 3,222	(c) (d) (e)	982,320 1,651,935 131,812	37,000	(h)	1,514,410
R. Stephen Armstrong	N/A	—		—	N/A	N/A	5,460 17,140 13,150	(c) (d) (f)	223,478 701,540 538,230	9,380	(h)	383,923
Paul A. Guggenheim	N/A	—		—	N/A	N/A	7,900 17,220 8,642 12,350	(c) (d) (e) (f)	323,347 704,815 353,544 505,486	14,400	(h)	589,392
George L. Henriques	N/A	—		—	N/A	N/A	8,460 11,880 12,350	(c) (d) (f)	346,268 486,248 505,486	16,400	(h)	671,252
Ranell M. Hamm	N/A	—		—	N/A	N/A	9,900 2,796 2,118	(d) (e) (g)	86,690 114,384 405,207	8,300	(h)	339,719

(a)	Represents incentive stock options.

(b)	Vested to the extent of 2,564 shares on each of May 1, 2007, May 1, 2008 and May 1, 2013, and 974 shares on May 1, 2009.

(c)	Represents restricted stock which vests 20% each year, starting three years after the grant date. Grant dates for each executive are at the beginning of each fiscal year or when the executive is hired or promoted, if such date is after the initial grant at the beginning of the fiscal year.

(d)	Represents restricted stock which vests 20% each year, starting one year after the grant date. Grant dates for each executive are at the beginning of each fiscal year or when the executive is hired or promoted, if such date is after the initial grant at the beginning of the fiscal year.

(e)	Represents restricted stock purchased under our Capital Accumulation Plan. The restriction period is three years from the grant date, unless an extension is elected by the plan participant.

(f)	Represents restricted stock which vests 20% after three years, another 30% after four years and the remaining 50% after five years.

(g)	Represents restricted stock which vests 100% after five years.

(h)	Represents performance units which vest only if performance criteria are met three years after the grant date. All unvested performance units at fiscal year-end 2014 were granted at the beginning of fiscal year 2013 or 2014 and therefore will vest only if performance criteria are met after fiscal year 2015 or 2016, respectively.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of restricted stock for our named executive officers during fiscal year 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott P. Anderson	—	—	15,020	584,372
R. Stephen Armstrong	3,930	9,550	12,222	489,738
Paul A. Guggenheim	1,688	5,485	13,130	525,120
George L. Henriques	3,022	9,775	12,170	488,789
Ranell M. Hamm	—	—	1,680	63,928

For stock awards in fiscal year 2014, the number of shares in the table above represents the vesting of restricted stock awards, except for 2,735 of the shares listed for Mr. Anderson which are shares purchased under our Capital Accumulation Plan for which the restrictions lapsed. The values in the table above are based on the closing price of our common stock on the date the shares vested or the restrictions lapsed.

Potential Payments upon Termination or Change in Control

Upon the termination of a named executive officer, such person may be entitled to payments or the provision of other benefits, depending on the event triggering the termination. The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change in control date of April 26, 2014, and a stock price of $40.91 per share, which was the closing price of one share of our common stock on April 25, 2014 (the last trading day of fiscal year 2014):

	Scott P. Anderson	R. Stephen Armstrong	Paul A. Guggenheim	George L. Henriques	Ranell M. Hamm
Involuntary Termination without Cause
Severance/Salary Continuation	$150,450	$74,219	$74,129	$68,841	$57,224
Capital Accumulation Plan Benefits	78,387	—	181,783	—	67,553

Total:	$228,837	$74,219	$255,912	$68,841	$124,777

Involuntary Termination without Cause following Change in Control, or Voluntary Termination following Change in Control
Severance/Salary Continuation	$150,450	$1,113,281	$74,129	$68,841	$57,224
Gain on Accelerated Stock Options	—	—	—	—	—
Accelerated Restricted Stock and Performance Unit Awards	4,148,665	1,187,729	2,123,040	1,503,768	831,616
Capital Accumulation Plan Benefits	131,812	—	353,544	—	114,384

Total:	$4,430,927	$2,301,010	$2,550,713	$1,572,609	$1,003,224

Death or Disability
Gain on Accelerated Stock Options	$—	$—	$—	$—	$—
Accelerated Restricted Stock and Performance Unit Awards	861,167	1,004,422	1,103,882	771,531	67,944
Capital Accumulation Plan Benefits	131,812	—	353,544	—	114,384

Total:	$992,979	$1,004,422	$1,457,426	$771,531	$182,328

Retirement	$—	$—	$—	$—	$—

Total:	$—	$—	$—	$—	$—

Our severance policy generally provides 90 days of salary continuation, subject to management discretion to increase or decrease such severance benefit. Our severance policy may also be superseded by an individual agreement with a named executive officer. This is the case in connection with the above-described agreement with R. Stephen Armstrong, our Executive Vice President, Treasurer and Chief Financial Officer. See “Compensation Discussion and Analysis – Compensation Policies – Change-in-Control Arrangements” for further information.

Although we have not entered into any other change-in-control agreements, our Amended and Restated Equity Incentive Plan provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change in control, as defined in such plan. Additionally, our Capital Accumulation Plan provides that on an event of acceleration, as defined in the plan, the restrictions on shares of restricted stock lapse and such stock becomes fully vested. An event of acceleration occurs if (a) a person has acquired a beneficial ownership interest in 30% or more of the voting power of our company, (b) a tender offer is made to acquire 30% or more of our company, (c) a solicitation subject to Rule 14a-11 of the Exchange Act relating to the election or removal of 50% or more of our Board of Directors occurs, or (d) our shareholders approve a merger, consolidation, share exchange, division or sale of our company’s assets.

Compensation Policies and Practices as They Relate to Risk Management

Our company conducted a risk assessment of its compensation policies and practices for all employees, including executive officers. Our Compensation Committee reviewed our company’s risk assessment process and results and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee, which is responsible for reviewing any proposed transaction with a related person, has adopted a written policy and procedures for the review, approval and ratification of any related party transaction requiring disclosure under Item 404(a) of Regulation S-K. This policy states that our Audit Committee is responsible for reviewing and approving or disapproving all interested transactions, which are defined as any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for director, or a greater than five percent beneficial owner of our company’s common stock, or an immediate family member of the foregoing. There were no transactions requiring disclosure under Item 404(a) of Regulation S-K during fiscal year 2014. All future transactions between us and our executive officers, directors and principal shareholders and their affiliates will be reviewed and approved or disapproved by our Audit Committee pursuant to the foregoing policy.

PROPOSAL NO. 2

APPROVAL OF 2014 SHARESAVE PLAN

Our Board of Directors has approved the adoption of the Patterson Companies, Inc. 2014 Sharesave Plan (the “Sharesave Plan”), subject to shareholder approval. The aggregate number of shares of common stock that may be subject to future grants under our Sharesave Plan is 200,000 shares, subject to adjustment as provided in the Sharesave Plan. The following summary of our Sharesave Plan is qualified in its entirety by the full text of our Sharesave Plan, which is attached as Annex A to this Proxy Statement.

Description of the Plan

Purpose.    The purpose of the Sharesave Plan is to provide employees subject to United Kingdom (“U.K.”) taxation a benefit in the form of “share options” and in accordance with the applicable U.K. tax legislation that is comparable to the opportunity offered to full-time employees in the United States to participate in our Employee Stock Purchase Plan (“ESPP”). Under our Sharesave Plan, an officer authorized by our Board (the “Administrator”) invites eligible employees to apply for options to purchase shares of our common stock, for cash, at a price not less than eighty-five percent (85%) of the fair market value of such shares at the time the invitations are issued.

Approval of the Sharesave Plan will serve the interests of our company and our subsidiaries by providing employees subject to U.K. taxation with an opportunity to purchase common stock at a discount to fair market value through accumulated payroll deductions. We believe it is in the best interests of our shareholders that our employees own our common stock, and that ownership enhances our ability to attract and retain highly qualified people capable of assuring our growth, profitability and long-term success.

Administration.    Our Sharesave Plan is administered by the Administrator with the assistance of an appointed independent savings carrier.

Eligibility.    The persons eligible to apply for an option under our Sharesave Plan on any occasion on which invitations are issued are employees of our company or subsidiaries of our company who are U.K. tax residents and who have been continuously employed for a minimum period not exceeding five years (in practice we propose to set a qualifying period of employment of six months), and any other employees nominated by our Board of Directors. Currently, there are approximately 650 such eligible employees.

Invitations and Transferability.    The Administrator has authority to issue invitations under our Sharesave Plan. Invitations are expected to be issued annually, commencing January 2015. Options granted under our Sharesave Plan are not transferable except that, in the event of the participant’s death, the participant’s option generally may be exercised by his or her personal representatives within one year of death.

Payment of Option Price.    Any eligible employee who applies for an option under our Sharesave Plan must enter into a “save as you earn” contract (the “Sharesave Contract”) with an appointed independent savings carrier. In the Sharesave Contract, the participant agrees to make monthly savings by payroll deduction of a fixed amount, not less than £10 and up to £500 per month (or such other maximum amount permitted under the relevant legislation from time to time) for a three-year or five-year savings period (three-year is the minimum permissible savings period). Upon expiration of the Sharesave Contract, the participant may be entitled to a tax-free bonus from the savings carrier in addition to repayment of the savings contributions (although at present no such bonuses are payable). The proceeds of the Sharesave Contract can then be used to exercise the option to acquire shares of our common stock at an option price set in U.S. dollars at the date of invitation, which shall not be less than 85% of the fair market value of a share at the date of invitation.

Because the option price is set forth in U.S. dollars and eligible employees must save in U.K. pounds sterling, the number of shares that may be acquired on exercise of an option will be the largest whole number of shares that can be acquired at the option price with the repayment due under the relevant Sharesave Contract at the date of exercise. For these purposes, the repayment will be converted into U.S. dollars at an exchange rate prevailing at the date of exercise.

Exercise and Lapse of Options.    Options are normally only exercisable within six months from the end of the Sharesave Contract. Options can only be exercised using the proceeds of the Sharesave Contract, including, if applicable, the tax-free bonus. The maximum number of shares that can be acquired on the exercise of an option is the number that can be acquired using the proceeds of the Sharesave Contract at the time of exercise. If the participant does not wish to exercise, he or she may still benefit from the proceeds of the Sharesave Contract, including, if applicable, the tax-free bonus.

Termination of Employment.    Options will be treated as follows upon termination of participant’s employment:

•

Termination due to death, injury, disability, redundancy or retirement, the transfer of the entity that employs the participant out of the group or, provided the option has been held for at least three years, any other reason apart from the termination of his employment by his employer: a participant may exercise his or her options until six months following the termination of employment (one year if termination is due to death) or the expiration of the term of the option, whichever comes first; options can only be exercised to the extent of the proceeds of the Sharesave Contract at that point; and

•	Termination for any other reason: options lapse upon termination.

Adjustments to Options.    Our Board of Directors will make appropriate adjustments to the number of shares subject to options and the exercise price of options, to reflect stock splits, reverse stock splits, and other similar events affecting our common stock, provided that such amendments are permitted by and in accordance with the applicable U.K. tax legislation.

Change of Control.    In the event that a company obtains control of us in certain circumstances or there is a solvent liquidation of our company, then options will be exercisable for a specified period of time. On a change of control of our company, a participant may agree with the acquiring company to release his or her options for the grant of equivalent options over shares of the acquiring company.

Amendment and Termination.    Our Sharesave Plan may be amended by our Board of Directors at any time. However, without the approval of our shareholders, no amendment may be made that would, absent such approval: (i) increase the number of shares that may be issued under the Sharesave Plan; (ii) permit the grant of options with an option price which is less than 85 percent of the value of a share at the date of invitation; (iii) permit the repricing of outstanding options; (iv) extend the term of the Sharesave Plan; (v) change the class of persons eligible to participate in the Sharesave Plan; or (vi) otherwise implement any amendment required to be approved by shareholders under the rules of any applicable stock exchange or NASDAQ Marketplace Rules. No amendment may be made to the material disadvantage of participants in the Sharesave Plan unless consent is sought from the affected participants and given by a majority of them.

Our Board of Directors or a duly constituted committee may terminate our Sharesave Plan at any time and no further options shall be granted after that date, but the rights of existing participants will not be affected by any termination.

Ten-Year Term.    No options may be granted under our Sharesave Plan after September 8, 2024, unless renewed by a resolution of our Board of Directors, which amendment shall also be subject to shareholder approval.

Tax Consequences

Our Sharesave Plan is designed to enable U.K. tax resident participants to receive favorable tax treatment under the tax laws of the U.K. The following paragraphs provide a brief summary of these tax benefits for the participant and the employer company respectively. The three-year savings period described above is the minimum permissible period under applicable U.K. law.

For the participant the principal tax consequences of our Sharesave Plan are that:

•	any bonus received under the Sharesave Contract is tax-free;

•	no U.K. income tax (or U.K. social security contributions) applies on the grant of an option; and

•

no U.K. income tax (or U.K. social security contributions) arises upon the exercise of an option, provided that the exercise takes place more than three (3) years after grant in accordance with the rules of our Sharesave Plan. In certain circumstances, no U.K. income tax or U.K. social security contributions arise upon the exercise of an option within three years of the date of grant.

Where an option is exercised by a U.K. employee, the participant’s employer company should, subject to satisfaction of the requirements of U.K. tax legislation, ordinarily be able to claim U.K. corporation tax relief for the difference between the amount paid by the participant on the exercise of options and the market value of the option shares on acquisition. This relief is given for the tax period in which the participant acquires the shares.

New Plan Benefits

It is not possible to determine specific amounts that may be awarded under our Sharesave Plan in the future because we cannot determine who will elect to participate, which participants will exercise their options or elect to withdraw his or her savings or which participants will remain in our employ for the prescribed period of time.

Vote Required

The affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to approve this proposal. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares on this proposal. Our Board of Directors recommends that you vote FOR approval of this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 26, 2014 about our common stock that may be issued under all of our existing equity compensation plans. All of these plans have been approved by our shareholders, except the Canadian Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	389,052	$35.29	7,381,573
Equity compensation plans not approved by security holders	—	—	1,919,895

Total	389,052	$35.29	9,301,468

Effective June 2000, we adopted the Canadian Plan. The Canadian Plan permits eligible employees who are designated and awarded an option to purchase such option through salary deductions. The option purchase price is equal to 37.5% of the market price on the date of grant. Options may be exercised three years after the grant date and terminate five years after the grant of the option. Options may be exercised to purchase shares at a price equal to the remaining 62.5% of the market price on the date of grant. A total of 2,000,000 shares of common stock were originally reserved for issuance under the Canadian Plan.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are committed to a compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and longer term, which in turn will enable us to attract, retain and reward executive officers who contribute to our success.

To fulfill this philosophy, our Compensation Committee seeks to provide market-competitive compensation packages that emphasize our commitment to consistent long-term profitable growth and our belief that a substantial portion of the total compensation received by our executive officers should be dependent upon the performance of the business annually and over time.

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals of our company and reward them for achieving these goals. We believe our executive compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the “Executive Compensation” section of this proxy statement for additional details regarding our executive compensation.

Congress has enacted requirements commonly referred to as “say on pay” rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As required by these rules under Section 14A of the Exchange Act, we are asking our shareholders to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Patterson Companies, Inc. (“Patterson”) that the shareholders approve the compensation of Patterson’s named executive officers as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this proposal is non-binding. Although this vote is non-binding, our Board of Directors and Compensation Committee value the opinions of our shareholders, and will, as it did last year, consider the outcome of this vote when making future compensation decisions for our named executive officers. Our Compensation Committee has implemented an annual advisory vote on our executive compensation program, so the next such shareholder advisory vote will occur at our 2015 annual meeting of shareholders.

Vote Required

The affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to approve this proposal. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares on this proposal. Our Board of Directors recommends that you vote FOR approval of this proposal.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed EY as our independent registered public accounting firm for the year ending April 25, 2015. If the shareholders do not ratify such appointment at the meeting, our Audit Committee will consider selection of another firm of independent registered public accountants, but reserves the right to uphold the appointment.

Representatives of EY are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders in attendance.

Principal Accountant Fees and Services

EY was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by EY for such fiscal years were as follows:

	Fiscal Year Ended April 26, 2014	Fiscal Year Ended April 27, 2013
Audit Fees	$1,674,557	$1,542,594
Audit-Related Fees	55,000	50,000
Tax Fees	614,712	626,923
All Other Fees	3,555	3,790

Total	$2,347,824	$2,223,307

Audit fees were for professional services rendered for the audits of the consolidated financial statements, statutory audits of subsidiaries, and reviews of Securities and Exchange Commission filings. Audit-related fees were for employee benefit plan audits. Tax fees were for assistance with transaction cost analysis, Canadian tax filings and audits, international tax advisory services, other tax advisory services and other tax matters. All other fees were for use of an online research tool proprietary to EY.

Our Audit Committee has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence. See “Our Board of Directors and Committees – Committee Responsibilities – Our Audit Committee and Its Report.”

The projects and categories of service are as follows:

Audit—These services include the work necessary for the auditor to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit Related Services—These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Tax Services—Tax services consist of acquisition due diligence, transaction cost analysis, integration matters, review and consultation on tax provision and filings and other tax matters.

Other Services—The committee believes that other services are not an integral part of the examination of our company’s financial statements, and that other services may raise a real or perceived question as to the auditor’s independence. Accordingly, a very strong rationale must be presented to support the selection of the auditor for other services, and alternative service providers should also be considered.

Recommendation

Our Audit Committee and our Board of Directors recommend that you vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending April  25, 2015.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our annual report to shareholders for the fiscal year ended April 26, 2014, which includes our Annual Report on Form 10-K, accompanies the notice of annual meeting, this proxy statement and the related proxy card. No part of the annual report to shareholders is incorporated herein and no part of the annual report to shareholders is to be considered proxy-soliciting material. We will send a copy of our Annual Report on Form 10-K for the fiscal year ended April 26, 2014, or any exhibits thereto, as filed with the Securities and Exchange Commission, to any shareholder upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Patterson Companies, Inc. shareholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or us. Direct your written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations. Shareholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the 2015 annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Jonelle R. Burnham, no later than April 7, 2015. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. Under Securities and Exchange Commission rules, if a shareholder notifies us of his or her intent to present a proposal for consideration at the 2015 annual meeting of shareholders after June 21, 2015, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials.

OTHER MATTERS

Our Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Scott P. Anderson

President, Chief Executive Officer and

Chairman of the Board

St. Paul, Minnesota

August 5, 2014

ANNEX A

PATTERSON COMPANIES, INC. 2014 SHARESAVE PLAN

Adopted by the board of directors of Patterson Companies, Inc. on June 10th 2014 (subject to shareholder approval)

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“Appropriate Period”	the relevant period referred to in paragraph 38(3) of Schedule 3;

“Associated Company”	the meaning given by paragraph 47 of Schedule 3 except for the purpose of rules 5.6.5 and 5.10 when that expression shall have the meaning described in paragraph 35(4) of Schedule 3;

“Board”	subject to rule 7.9, the board of the Company or a duly authorised committee of the board or any officer of the Company to whom the board of the Company has delegated authority for the purposes of the Plan, provided, however, that the board of the Company may not delegate authority to an officer of the Company to take action with respect to the following: the term “Eligible Employee” in rule 1.1, rule 7.1; rule 7.7; rule 10.1; rule 11.1; and rule 13.1;

“Bonus”	any sum payable to a Participant by way of a terminal bonus on completion of a Sharesave Contract;

“Bonus Date”	in respect of any Option, the earliest date on which any Bonus becomes payable under the related Sharesave Contract;

“Company”	Patterson Companies, Inc. incorporated in Minnesota under number 7L-610;

“Constituent Company”	a) the Company; and

b) any other company which:

i) is a Subsidiary of the Company; and

ii) is under the Control of the Company;

“Control”	the meaning given by section 995 of the Income Tax Act 2007 except for the purposes of rule 5.6.5 where that expression shall have the meaning described in sections 450 and 451 of the Corporation Tax Act 2010;

“Date of Invitation”	the date on which the Board invites applications for Options;

“Dealing Day”	any day on which NASDAQ is open for business;

“Dealing Restrictions”	restrictions imposed by any share dealing code adopted by the Company, or any applicable laws or regulations which impose restrictions on share dealing;

“Eligible Employee”	a) any person who is an employee (but not a director) or a Full-Time Director of a Constituent Company and:

i)       who has such qualifying period (if any) of continuous service (being a period not exceeding five years prior to the Grant Date) as the Board may in its absolute discretion determine from time to time; and

ii)     whose earnings from the office or employment by reason of which he satisfies the requirement in paragraph (a) are (or would be if there were any) general earnings to which section 15 of ITEPA applies; and

b) any other director or employee of any Constituent Company whom the Board may in its absolute discretion select from time to time;

“Full Time Director”	an employee who is a director of any Constituent Company and is required under his contract of employment to work for more than 25 hours per week (excluding meal breaks);

“Grant Date”	the date on which an Option is granted;

“HMRC”	HM Revenue & Customs;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“ITTOIA”	the Income Tax (Trading and Other Income) Act 2005;

“Market Value”	on any day the market value of a Share as agreed with HMRC on or before that day for the purposes of the Plan and in no event less than the closing price of a Share on NASDAQ on the previous Dealing Day, provided that, where the Shares are subject to a Restriction, their Market Value shall be determined as if they were not subject to such Restriction;

“Maximum Contribution”	the maximum aggregate Monthly Contribution which a Participant may make under all Sharesave Contracts linked to options granted to him under the Plan or any other savings-related share option plan that meets the requirements of Schedule 3, being the lesser of:

(a) £500 per month or such other maximum amount as may be permitted by paragraph 25(3)(a) of Schedule 3 from time to time; and

(b) such other maximum Monthly Contribution as may be determined from time to time by the Board;

“Minimum Contribution”	£10 or such other greater amount as the Board may determine from time to time but not exceeding the minimum monthly contribution permitted by paragraph 25(3)(b) of Schedule 3;

“Monthly Contributions”	monthly contributions agreed to be paid by a Participant under the Sharesave Contract and expressed in UK Pounds Sterling;

“NASDAQ”	the Nasdaq Global Select Market of the Nasdaq Stock Market Inc.

“Non-UK Company Reorganisation”	the meaning given by paragraph 47A of Schedule 3;

“Option”	a right to acquire Shares under the Plan;

“Option Price”	subject to any adjustment pursuant to rule 10, the price per Share, expressed in US Dollars as determined by the Board, at which an Eligible Employee may acquire Shares upon the exercise of an Option being not manifestly less than 85 per cent of the Market Value of a Share on the Date of Invitation or a date specified in the invitation to apply for an Option (such date being no earlier than the Date of Invitation and no later than the Grant Date) provided that, if the Shares may only be subscribed for, such price shall not be less than the par value of a Share;

“Participant”	any person who holds an Option, or following his death, his personal representatives;

“Plan”	Patterson Companies, Inc. 2014 Sharesave Plan in its present form or as from time to time amended;

“Repayment”	in relation to a Sharesave Contract, the aggregate of the Monthly Contributions which the Participant has made and, subject to rule 2.3.5, any Bonus due at the Bonus Date;

“Restriction”	the meaning given by paragraph 48(3) of Schedule 3;

“Schedule 3”	Schedule 3 to ITEPA;

“Scheme-Related Employment”	the office or employment by reference to which a Participant is eligible to participate in the Plan within the meaning given by paragraph 10 of Schedule 3;

“Share”	a fully paid up non-redeemable share of the common stock of the Company, par value $0.01 per share, which satisfies the conditions specified in paragraphs 18 to 22 of Schedule 3;

“Sharesave Contract”	a contract under a certified SAYE savings arrangement (within the meaning of section 703(1) of ITTOIA;

“Subsidiary”	the meaning given by section 1159 of the Companies Act 2006;

“Variation”	any capitalisation issue or offer or invitation made by way of rights relating to, or any subdivision, consolidation, reduction or any other variation of, the share capital of the Company in respect of which Options may be adjusted in accordance with rule 10 and the requirements of Schedule 3.

1.2	References in the Plan to:

1.2.1	any statutory provisions are to those provisions as amended or re-enacted from time to time;

1.2.2	the singular include the plural and vice versa;

1.2.3	the masculine include the feminine and vice versa; and

1.2.4	legislation are to legislation of the UK.

1.3	Headings do not form part of the Plan.

1.4	Terms not otherwise defined in the Plan shall have the same meanings as are set out in Schedule 3.

2.	APPLICATION FOR OPTIONS

2.1	Subject to rule 2.2, the Board may at any time invite Eligible Employees to apply for Options.

2.2	The issue of invitations to apply for an Option shall be subject to obtaining any approval or consent required by any relevant authority, any Dealing Restrictions and any other applicable laws or regulations (whether in the UK or overseas).

2.3	Any invitation to apply for Options shall be sent in writing to all Eligible Employees and shall include details of:

2.3.1	the Option Price or the mechanism by which the Option Price will be determined (which may be different in respect of three and five year Sharesave Contracts);

2.3.2	the Maximum Contribution payable;

2.3.3	the Minimum Contribution payable;

2.3.4	whether the Eligible Employees may elect for a three or five year Sharesave Contract;

2.3.5	whether, for the purpose of determining the number of Shares over which an Option is to be granted, the Repayment under the Sharesave Contract is to be taken as including the Bonus or not; and

2.3.6	the date by which applications must be received (being not earlier than 14 days after the Date of Invitation).

2.4	Applications for Options must incorporate or be accompanied by an application for a Sharesave Contract.

2.5	An application for an Option shall be in writing or in electronic format and in such form as the Board may determine from time to time, provided that the applicant shall be required to state:

2.5.1	the Monthly Contribution (being a multiple of £1 and not less than the Minimum Contribution) which he wishes to make under the Sharesave Contract to be made in connection with the Option for which an application is made;

2.5.2	that his proposed Monthly Contribution (when taken together with any monthly contribution he makes under any other Sharesave Contract whether entered into in connection with the grant of an Option under the Plan or in connection with the grant of an option under any other plan that meets the requirements of Schedule 3) will not exceed the Maximum Contribution; and

2.5.3	if the Eligible Employee may elect for a three or five year Sharesave Contract, his election in that respect.

2.6	If an Eligible Employee’s application for an Option specifies a proposed Monthly Contribution which (when taken together with any monthly contribution he makes under any other Sharesave Contract whether entered into in connection with the grant of an Option under the Plan or in connection with the grant of an option under any other plan that meets the requirements of Schedule 3) exceeds the Maximum Contribution, the Board shall be authorised to reduce his Monthly Contribution so as to comply with the Maximum Contribution.

2.7	Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the Repayment due when the Option is exercised under the Sharesave Contract entered into in connection with the Option. For these purposes, the Repayment shall be converted into US Dollars at the time of exercise at an exchange rate prevailing at that time as determined by the Board.

3.	GRANT OF OPTIONS

3.1	Subject to the other provisions of this rule 3, within 30 days of the earliest date by reference to which the Option Price is determined, the Board shall grant to each Eligible Employee who has submitted a valid application (within any applicable time limit) an Option over the largest whole number of Shares (rounded down to the nearest whole Share) which can be acquired at the Option Price with the Repayment under that Eligible Employee’s Sharesave Contract at the applicable Bonus Date.

3.2	No Option shall be granted to any person if at the Grant Date that person shall have ceased to be an Eligible Employee.

3.3	No Eligible Employee shall be granted an Option to the extent it would at the proposed Grant Date cause the aggregate amount of his contributions under all Sharesave Contracts to exceed the Maximum Contribution.

3.4	No amount shall be paid in respect of the grant of an Option.

3.5	The grant of an Option shall be subject to obtaining any approval or consent required by any relevant authority, any Dealing Restrictions and any other applicable laws or regulations (whether in the UK or overseas).

3.6	No Options can be granted unless and until the Plan meets the requirements of Schedule 3.

3.7	No Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the shareholders of the Company.

3.8	At the time an Option is granted, it shall be stated whether or not the Shares which may be acquired on the exercise of the Option may be subject to any Restriction, and if so, the details of such Restriction.

4.	PLAN LIMIT

4.1

The maximum number of Shares that may be issued under the Plan is 200,000, provided that in the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merge, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company or other similar transaction or event affecting shares of the Company would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Plan, the Board shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits adjust this number.

5.	RIGHTS TO EXERCISE OPTIONS

5.1	Subject to rules 5.5 to 5.7 and 7, an Option shall not be exercised earlier than the Bonus Date under the relevant Sharesave Contract.

5.2	Subject to rule 5.5, an Option shall not be exercised later than six months after the Bonus Date under the relevant Sharesave Contract, at which time it shall lapse.

5.3	An Option may be exercised in whole or in part. However, if partial exercise occurs, the unexercised part of the Option shall lapse at the date of exercise.

5.4	Subject to rules 5.5, 5.6, 5.7 and 5.9, a Participant may exercise an Option only while he continues to hold Scheme-Related Employment.

5.5	The personal representatives of a deceased Participant may exercise his Option within:

5.5.1	one year following the date of his death, if such death occurs before the Bonus Date; or

5.5.2	one year following the Bonus Date, if such death occurs on or within six months of the Bonus Date,

after which time it shall lapse.

5.6	If a Participant ceases to hold Scheme-Related Employment because of:

5.6.1	injury or disability;

5.6.2	redundancy within the meaning of the Employment Rights Act 1996;

5.6.3	retirement;

5.6.4	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006;

5.6.5	if the Participant holds office in or is employed by a company which is an Associated Company, that company ceasing to be an Associated Company by reason of a change of Control; or

5.6.6	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is not an Associated Company where the transfer is not a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006,

he may, subject to rule 5.2, exercise his Option within six months of the date of such cessation after which time, subject to rule 5.5, it shall lapse.

5.7	If a Participant ceases to hold Scheme-Related Employment after the third anniversary of the Grant Date other than as a result of a reason referred to in rule 5.5, rule 5.6 or the termination of the Participant’s employment by his employer, he may, subject to rule 5.2, exercise his Option within six months of the date of such cessation after which time, subject to rule 5.5, it shall lapse.

5.8	If the Participant ceases to hold office or employment with a Constituent Company or an Associated Company in any circumstances where none of rules 5.5, 5.6 or 5.7 apply, his Option shall lapse at that time (regardless of whether such cessation is lawful or unlawful).

5.9	If a Participant ceases to be a director or employee of a Constituent Company but on the Bonus Date is an employee or director of an Associated Company, he may exercise his Option within six months of that date, after which time, subject to rule 5.5, it shall lapse.

5.10	No person shall be treated for the purposes of this rule 5 as ceasing to hold the office or employment by virtue of which that person is eligible to participate in the Plan until that person ceases to hold any office or employment with the Company or any company which is an Associated Company of the Company.

5.11	Notwithstanding any other rule of the Plan, the Option shall lapse on the date on which the Participant gives notice or is deemed to give notice under the Sharesave Contract that he intends to stop paying contributions under the Sharesave Contract or applies for his savings to be repaid.

6.	RESTRICTIONS ON TRANSFER AND BANKRUPTCY

6.1	An Option must not be transferred, assigned, charged or otherwise disposed of in any way (except in the event of the Participant’s death, to his personal representatives) and shall lapse immediately on any attempt to do so.

6.2	An Option shall lapse immediately if the Participant is declared bankrupt.

7.	TAKEOVER, RECONSTRUCTION AND LIQUIDATION

7.1	Where any of the events described in rule 7.2 occur, then subject to rules 7.4 and 7.7, any Option may be exercised, subject to rules 5.2, 5.3, 5.4, 5.5, and 5.6, within a period of one month (or such longer period as the Board may determine not exceeding six months) of such event, after which time it shall lapse.

7.2	The events referred to in rule 7.1 are:

General offer

If any person (either alone or together with any person acting in concert with him):

7.2.1	obtains Control of the Company as a result of making

i)	a general offer to acquire the whole of the issued ordinary share capital of the Company other than that which is already owned by him and persons connected with him (which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

ii)	a general offer to acquire all the shares in the Company which are of the same class as the Shares other than those which are already owned by him and persons connected with him; or

7.2.2	already having Control of the Company, makes an offer to acquire all of the Shares other than those which are already owned by him and persons connected with him,

(notwithstanding that such offer may be made to different shareholders by different means) and such offer becomes wholly unconditional.

Non-UK Company Reorganisation

A Non-UK Company Reorganisation applicable to or affecting:

i)	all the ordinary share capital of the Company or all of the shares as are of the same class as the Shares to which the Options relate; or

ii)	all the shares, or all of the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a plan that meets the requirements of Schedule 3, becoming binding on the shareholders covered by it.

7.3	Subject to rule 7.4, if the Company passes a resolution for voluntary winding-up, an Option may be exercised, subject to rules 5.2, 5.3, 5.4, 5.5 and 5.6, within six months of the passing of the resolution, after which time it shall lapse.

7.4	An Option shall not become exercisable under rules 7.1 but may, with the agreement of the Participant, be exchanged on the terms set out in rule 7.5 to the extent that:

7.4.1	the relevant event is part of an offer, scheme, compromise or arrangement whereby Control of the Company is to be obtained by another company (the “New Company”);

7.4.2	immediately after the New Company obtains Control of the Company, all or substantially all of the issued share capital of the New Company will be owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control; and

7.4.3	the New Company agrees to grant New Options in accordance with rule 7.5 in consideration for the release of any Options which have not lapsed.

Any Option which is not so exchanged shall lapse at the end of the Appropriate Period.

7.5	If any company (the “Acquiring Company”) obtains Control of the Company in accordance with rule 7.1, any Participant may, at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option which has not lapsed (the “Old Option”) in consideration of the grant to him of an option (the “New Option”) which is equivalent to the Old Option but relates to shares in a different company falling within paragraph 18(b) or (c) of Schedule 3 (whether the Acquiring Company or some other company).

7.6	The New Option shall not be regarded for the purposes of rule 7.5 as equivalent to the Old Option unless the conditions set out in paragraph 39(4) of Schedule 3 are satisfied. For the purposes of the New Option, the provisions of the Plan shall be construed as if:

7.6.1	the New Option is an option granted at the same time as the Old Option;

7.6.2	the Sharesave Contract applicable to the Old Option applies to the New Option; and

7.6.3	except for the purposes of the definitions of “Constituent Company” and “Subsidiary” in rule 1.1, the reference to Patterson Companies, Inc. in the definition of “the Company” in rule 1.1 were a reference to the different company mentioned in rule 7.5.

7.7	Where rule 7.2 applies, the Board may in its discretion allow Options to be exercised during the period of 20 days ending on the date of the relevant event.

7.8	Where Options are exercised pursuant to rule 7.7, if the event referred to in rule 7.2 does not occur, the exercise of those Options shall be of no effect.

7.9	Any reference to the Board in this rule 7 means the members of the Board immediately prior to the relevant event.

7.10	Where, as a result of a person obtaining Control of the Company in accordance with rule 7.1 Shares cease to satisfy the requirements of paragraph 18 to 22 of Schedule 3, an Option may be exercised under rule 7.1 to 7.3 within 20 days of that person obtaining Control, notwithstanding that the Shares no longer satisfy those requirements (but not later than six months after Control has passed).

8.	MANNER OF EXERCISE

8.1	An Option may only be exercised during the periods specified in rules 5 and 7 and only with monies not exceeding the amount of the Repayment under the Sharesave Contract as at the date of such exercise.

8.2	An Option may be exercised, in whole or in part, subject to rule 9.2 by the Participant giving notice in writing or in electronic format and in such form as the Board may from time to time prescribe, to the secretary of the Company or his duly appointed agent. Any notice of exercise will only take effect on receipt along with the relevant Option Price or an instruction to withdraw and apply monies from the Sharesave Contract equal to the aggregate Option Price.

8.3	An Option shall be exercised over the largest whole number of Shares (rounded down to the nearest whole Share) which can be acquired at the Option Price with the Repayment due when the Option is exercised. For these purposes, the Repayment shall be converted into US Dollars at the time of exercise at an exchange rate prevailing at that time as determined by the Board.

9.	ISSUE OR TRANSFER OF SHARES

9.1	Subject to rule 9.2, the number of Shares in respect of which the Option has been exercised will be issued or transferred as applicable to the Participant within 30 days.

9.2	The exercise of the Option and the issue or transfer of Shares under the Plan shall be subject to obtaining any approval or consent required by any relevant authority, any Dealing Restrictions or any other applicable laws or regulations (whether in the USA, UK or overseas).

10.	ADJUSTMENTS

10.1	The number of Shares subject to an Option and the Option Price thereof (and if an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired) shall be adjusted in such manner as the Board shall determine in the event of any Variation provided that no such adjustment shall be made that does not meet the requirements of Schedule 3.

11.	AMENDMENTS

11.1	Except as described in this rule 11, the Board may at any time amend the rules of the Plan. If any such amendment would result in the Plan ceasing to meet the requirements of Schedule 3, the amendment will not have effect unless and until the Board has determined that the amendment shall take effect even if this causes the Plan to cease to meet the requirements of Schedule 3.

11.2	Without the approval of the shareholders of the Company, no amendment may be made that would, absent such approval:

11.2.1	increase the number of Shares that may be issued under the Plan;

11.2.2	permit the grant of Options with an Option Price which is manifestly less than 85 per cent of the Market Value of a Share on the Date of Invitation or a date specified in the invitation to apply for an Option (such date being no earlier than the Date of Invitation and no later than the Grant Date);

11.2.3	permit the repricing of outstanding Options;

11.2.4	extend the term of the Plan;

11.2.5	change the class of persons eligible to participate in the Plan;

11.2.6	otherwise implement any amendment required to be approved by shareholders under the rules of any applicable stock exchange or NASDAQ Marketplace Rules.

11.3	No amendment to the material disadvantage of existing rights or Participants will be made under this rule 11 unless:

11.3.1	every Participant who may be affected by such amendment has been invited to indicate whether or not he approves the amendment; and

11.3.2	the amendment is approved by a majority of those Participants who have so indicated.

12.	LEGAL ENTITLEMENT

12.1	This rule 12 applies during a Participant’s employment with the Company or any Associated Company and after the termination of such employment, whether or not the termination is lawful.

12.2	Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with the Company or any Associated Company are separate from, and are not affected by, his participation in the Plan. Participation in the Plan does not create any right to continued employment for any Participant.

12.3	The grant of any Option to a Participant does not create any right for that Participant to be granted any further Options or to be granted Options on any particular terms, including the number of Shares to which Options relate.

12.4	By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

12.4.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment); or

12.4.2	the operation, suspension, termination or amendment of the Plan.

13.	GENERAL

13.1	The Plan will terminate upon the date stated in rule 3.7 or at any earlier time by the passing of a resolution of the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the existing rights of participants.

13.2	Shares issued or transferred from treasury under the Plan will rank equally in all respects with the Shares then in issue, except that they will not rank for any voting, dividend or other rights attaching to Shares by reference to a record date preceding the date of issue or transfer from treasury.

13.3	If it is found following a Grant Date that as a result of an error or omission:

13.3.1	an Eligible Employee has not been given the opportunity to participate in the Plan in respect of any invitation to apply for an Option; or

13.3.2	the number of Shares over which an Option was expressed to be granted to any Eligible Employee is incorrect any Option expressed to have been granted in respect of more than the correct number of Shares shall be void as to the excess, any Option expressed to have been granted in respect of fewer than the correct number of Shares shall relate to the correct number of Shares and the Company and any relevant Associated Company may do all acts and things as may be agreed with HMRC to rectify such error or omission notwithstanding that such actions may not otherwise be in accordance with the terms of the Plan.

13.4	By participating in the Plan, a Participant consents to the collection, holding, processing and transfer of his personal data by the Company, any Associated Company or any third party for all purposes relating to the operation of the Plan, including but not limited to, the administration and maintenance of Participant records, providing information to future purchasers of the Company or any business in which the Participant works and to the transfer of information about the Participant to a country or territory outside the European Economic Area or elsewhere.

13.5	The Plan will be administered by the Board. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

13.6	Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual either to his last known address, or, where he is a director or employee of an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Unless otherwise stated in the Plan, where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or, if not available, 24 hours after sending the notice.

13.7	No third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan (without prejudice to any right of a third party which exists other than under that Act).

13.8	The rules of the Plan will be governed by and construed in accordance with the laws of England and Wales. Any person referred to in this Plan submits to the exclusive jurisdiction of the Courts of England and Wales.

PATTERSON COMPANIES, INC.

1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK IN AS FOLLOWS:

M77444-P53635	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PATTERSON COMPANIES, INC.	For All	Withhold All	For All Except

The Board of Directors Recommends a Vote “FOR” Items 1, 2, 3 and 4.
	☐	☐	☐
1. To elect five directors (Buck, Feragen, Lin, Schrimsher and Vinney) to have terms expiring in 2015 and until their successors shall be elected and duly qualified.
01) John D. Buck 04) Neil A. Schrimsher 02) Jody H. Feragen 05) Les C. Vinney 03) Sarena S. Lin

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	For	Against	Abstain

2. Approval of our 2014 Sharesave Plan.	☐	☐	☐

3. Advisory approval of executive compensation.	☐	☐	☐

4. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2015.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M77445-P53635

PATTERSON COMPANIES, INC. ANNUAL MEETING OF SHAREHOLDERS Monday, September 8, 2014 4:30 p.m. local time Patterson Technology Center 1201 Althoff Drive Effingham, Illinois 62401

Patterson Companies, Inc. 1031 Mendota Heights Road St. Paul, Minnesota 55120	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, September 8, 2014.

The shares of stock held in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Scott P. Anderson and R. Stephen Armstrong, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting or at any adjournment or postponement thereof.

Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instruction.